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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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LIFEPOINT HEALTH, INC.
(Name of Registrant as Specified in Its Charter)

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2016	PROXY STATEMENT	Notice of Annual Meeting of Stockholders
LIFEPOINT HEALTH, INC.		to be held on June 7, 2016

April 26, 2016

Dear Fellow Stockholders:

It is my pleasure to invite you to the 2016 Annual Meeting of Stockholders on June 7, 2016 at 9:00 a.m. Central Daylight Time at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027. The Annual Meeting is your opportunity to hear first-hand about LifePoint Health's 2015 accomplishments, as well as the opportunities in 2016 that we see to enhance stockholder value. You also will have the opportunity to vote on important issues. I encourage you to sign and return your proxy card or vote by telephone or internet prior to the meeting to ensure that your voice is heard. You can find voting instructions on page 11.

LifePoint once again delivered strong results in 2015, underscoring the strength of our strategy. We achieved unprecedented revenue growth, reporting full year 2015 revenues from consolidated operations of $5.2 billion, an increase of more than 16% from 2014. In addition, adjusted EBITDA was $705.7 million, a $71.5 million increase year-over-year. We also delivered adjusted diluted earnings per share in 2015 of $4.09. LifePoint added approximately $1 billion in acquired revenue in 2015, and more than $2 billion in acquired revenue over the last three years. We've entered into new and growing markets in Wisconsin and South Carolina and enhanced our position in markets such as the Upper Peninsula of Michigan and states like Pennsylvania and North Carolina. Our success in acquisitions, integration and expanding margins is reflected in our financial results and gives us confidence in the future.

We also took an important step in 2015 to recognize LifePoint's position as a comprehensive healthcare system. On the Company's sixteenth anniversary in May 2015, we changed our name from LifePoint Hospitals to LifePoint Health to reflect our evolution from a hospital operator to a healthcare company providing comprehensive services across the continuum of care. Today, in addition to more than 70 hospital campuses in 22 states, we own and operate post-acute service providers and facilities including home health and hospice services, long-term care services, nursing homes and assisted living facilities in many other markets. We also operate outpatient urgent care centers, diagnostic imaging centers, ambulatory surgery centers, and radiation oncology programs.

The scope of our operations today represents how LifePoint continues to expand and thrive in today's dynamic healthcare environment, where patient care continues to shift from inpatient to outpatient settings. In fact, outpatient services currently comprise more than 61% of our business, versus 56% just four years ago. Guiding us through this change is our diligent commitment to delivering the best possible quality care as we continue to focus on growing both organically and through acquisitions, managing costs effectively, and developing high-performing talent.

Advancing quality and safety across the nation

Our commitment to delivering high quality care and maintaining the highest standards of excellence is unwavering and remains our top priority. In 2015, LifePoint was proud to be one of only 17 organizations selected to participate in the second round of the CMS Partnership for Patients' Hospital Engagement Network (HEN) initiative, a public-private collaboration designed to improve patient safety and reliability, and reduce costs. This followed the successful completion of an initial HEN contract from 2011 to 2014, during which LifePoint had one of the most successful HENs in the country, attaining performance measures that were better than national benchmarks and exceeding the goal to achieve a 40 percent decrease in hospital-acquired conditions.

Duke LifePoint Healthcare, which is our unique partnership with Duke University Health System, continues to be an important contributor to our quality initiatives. In 2015, LifePoint and Duke launched a national quality program that builds on our accomplishments in quality and patient safety that began with the HEN initiative and our work at our Duke LifePoint Healthcare facilities. Through the LifePoint National Quality Program, Duke and LifePoint are bringing resources to advance quality across all LifePoint hospitals and identify leading practices to create safe and reliable care nationwide. As part of the program, LifePoint hospitals that excel in the areas of leadership, performance improvement and culture and demonstrate a capacity to continuously measure and

LifePoint Health, Inc. | 2016 Proxy Statement	1

improve their results will be recognized as Duke LifePoint Quality Affiliates. In July 2015, we were proud to recognize Clark Regional Medical Center in Winchester, Kentucky as the first Duke LifePoint Quality Affiliate.

In addition, we are proud that 24 of our hospitals earned Chest Pain Center accreditation in 2015 through the Society of Cardiovascular Patient Care, an accomplishment that requires a commitment to a higher standard of care for emergency cardiac services and to continual quality improvement in heart care. An additional 35 hospitals are currently in the process of pursuing this advanced certification.

We also are leveraging the LifePoint Patient and Family Advisory Board and National Physician Advisory Board to help develop meaningful ways to engage our physicians, patients and their families, and to advance quality. These are just a few examples of how LifePoint is focused on quality and safety at an enterprise level and bringing expertise to each of our facilities.

Differentiating LifePoint through strategic growth and successful partnerships

In addition to driving organic growth in existing markets, we are focused on adding hospitals in growing areas of the U.S. where we can provide capital and operational resources to enhance quality care and strengthen and expand services. In light of the complex regulatory environment, community hospitals increasingly recognize that leveraging our scale and resources can bring substantial benefits to their facilities, providers, patients and communities.

Our growth strategy includes acquisitions and joint venture partnerships, including through our innovative relationships with Duke University Health System and Norton Healthcare. Duke LifePoint Healthcare is celebrating its five-year anniversary in 2016. Today, Duke LifePoint Healthcare operates 14 hospitals in four states, including two hospitals that joined our system effective January 1, 2016. The Regional Health Network of Kentucky and Southern Indiana, our joint venture partnership with Louisville-based Norton Healthcare, also experienced growth in 2015 with the acquisition of Clark Memorial Hospital in Jeffersonville, Indiana.

Continuing to benefit from healthcare reform

Rural hospitals are essential to the health of their communities, and keeping those hospitals viable and strong is crucial to a state's health and well-being. Hospitals provide much more than life-saving services, they also are an important economic engine fueling growth and development. At LifePoint, we know firsthand the value a hospital brings to its community, and we are acutely aware of the benefits of healthcare coverage expansion.

At year-end 2015, 31 states plus the District of Columbia had expanded Medicaid eligibility, bringing healthcare coverage and access to quality care to an estimated additional eight million Americans. At LifePoint, nine of the states in which we operate expanded Medicaid by the end of 2015. We are working diligently to educate policy makers and elected officials in all of our states about the positive effects of Medicaid expansion and the negative consequences of maintaining the status quo. We have seen remarkable stability in our states that have expanded coverage through the healthcare insurance marketplaces and state Medicaid programs. We expect to continue to benefit from healthcare reform in 2016 and beyond as more states expand coverage.

Maintaining strong leadership

Finally, we continue to support strong leadership and effective governance at the Board level. This year, we named Richard H. Evans lead independent director of the LifePoint Health Board. Mr. Evans has served on the Board since 2000, providing valuable strategic advice that has contributed to our success. In addition, three of the Board's committee chairs also changed in 2015: the Compensation Committee is now chaired by John E. Maupin Jr., the Corporate Governance and Nominating Committee is now chaired by Marguerite W. Kondracke, and the Quality Committee is now chaired by Reed V. Tuckson. Finally, 2015 brought the announcements of two directors retiring immediately following the Annual Meeting: DeWitt Ezell, Jr., our longest serving director, and Gregory Bier, outgoing Audit and Compliance Committee Chair. Each has provided valuable contributions as a member of our Board and we thank them for their service to LifePoint.

We are confident in the strength and leadership of our Board. In March, Kermit Crawford, retired president of pharmacy, health and wellness for Walgreen Company, and Jana Schreuder, executive vice president and chief operating officer for Northern Trust Corporation, were elected to our Board. We are committed to keeping an active and diverse Board, and Mr. Crawford's and Ms. Schreuder's backgrounds will add valuable experience and perspectives to LifePoint.

2	2016 Proxy Statement | LifePoint Health, Inc.

I also continue to be grateful for the experienced and proven executive leadership team leading LifePoint. Their depth of experience and industry knowledge is vital to the company's health and growth. I believe the continuity within our leadership team has enabled us to move LifePoint forward and advance our mission by focusing on a unified vision and consistent, disciplined action.

Creating shareholder value into the future

All of us at LifePoint are proud of what we accomplished in 2015 and believe the company is well-positioned for success in 2016 and beyond. We are growing organically and through acquisitions, and believe that by continuing to focus on quality care and patient safety, while operating efficiently, we will achieve our mission of Making Communities Healthier® and create long-term value for all shareholders as well as our communities.

Thank you for your interest and investment in LifePoint Health.

Sincerely yours, WILLIAM F. CARPENTER III Chairman and Chief Executive Officer
LifePoint Health, Inc. | 2016 Proxy Statement	3

4	2016 Proxy Statement | LifePoint Health, Inc.

LifePoint Health, Inc. | 2016 Proxy Statement	5

April 26, 2016

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	June 7, 2016 at 9:00 a.m. Central Daylight Time
Place:	LifePoint Health Support Center 330 Seven Springs Way Brentwood, Tennessee 37027
Items of Business:	Item 1:	Elect three nominees as Class II directors of the Company;
	Item 2:	Approve, on a non-binding advisory basis, compensation of the Company's named executive officers;
	Item 3:	Ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016; and
	Item 4:	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Record Date:
Friday, April 15, 2016. Only the Company's stockholders of record as of the close of business on April 15, 2016 are entitled to receive this notice and vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Proxy Voting:
Your vote is very important, regardless of the number of shares you own. We urge you to promptly sign and return the enclosed proxy card or to use telephone or internet voting. Please see the section titled "Proxy Statement" on page 12 for information about voting by telephone or internet, how to revoke a proxy and how to vote shares in person.

By Order of the Board of Directors,

CHRISTY S. GREEN Vice President, Associate General Counsel and Corporate Secretary
6	2016 Proxy Statement | LifePoint Health, Inc.

PROXY SUMMARY

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read this entire Proxy Statement before voting. For more information about the Company's business and details about the Company's 2015 performance highlights and the financial measures mentioned in this Proxy Statement, please see the Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 Annual Report on Form 10-K"), particularly the sections entitled "Business," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," available on the Company's website. In addition, please see Appendix A to this Proxy Statement for definitions of Adjusted EBITDA and Adjusted Diluted EPS and reconciliations of these non-GAAP financial measures.

2015 Financial Highlights (page 33)

Key Financial Metrics	FY 2015 Results	FY 2014 Results	% Increase

Revenues	$5,214.3 million	$4,483.1 million	16.3%

Adjusted EBITDA	$705.7 million	$634.2 million	11.3%

Adjusted Diluted EPS	$4.09(1)	$3.45(1)	18.6%

(1)
Adjusted to exclude the impact of a bargain purchase gain of $4.0 million, or $0.05 per diluted share, and impairment charges of $13.8 million, or $0.19 per diluted share in 2015, and impairment charges of $57.7 million (related to strategic divestitures), or $0.76 per diluted share in 2014. Without adjustment for these charges, Diluted EPS was $3.95 in 2015 and $2.69 in 2014, an increase of 46.8%.

Creation of Long-Term Shareholder Value

Total Shareholder Return ("TSR") as of December 31, 2015

Three-year TSR: 94.4%                  Five-year TSR: 99.7%

Consideration of 2015 Say-on-Pay Vote

We maintain an investor outreach program that enables us to obtain ongoing feedback on our compensation practices. At our Annual Meeting of Stockholders in June 2015 our stockholders approved our executive compensation program with approximately 69% of the votes cast in favor of our "say-on-pay" proposal. Following the meeting, at the request of the Compensation Committee, the Company sought feedback from stockholders owning approximately 50% of the Company's outstanding Common Stock and has made changes to the executive compensation program in response to the feedback received. Please see "Compensation Discussion and Analysis — 2015 Stockholder Engagement and Feedback" on page 41 for a further discussion of the Company's response to the say-on-pay vote and actions taken to address the feedback received from stockholder meetings.

Aligning our Compensation Policies with Stockholders' Interests

  •
  Consideration of performance relative to peers — A majority of the Company's named executive officers' ("NEOs") target long-term compensation (performance-based restricted stock units ("RSUs")) is tied to the Company's three-year annualized TSR relative to the S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues ("TSR Peer Index").
  •
  At-risk annual cash incentive awards directly tied to annual business strategy — Annual cash incentive plan metrics (Adjusted EBITDA; Adjusted Diluted EPS; Integration EBITDA; Revenues; Acquisition Revenue; and Quality) are key to the successful execution of our annual business strategy.
  •
  No overlap of performance targets for annual cash incentive versus long-term incentives — Payout of annual cash incentive awards is based on achievement of annual financial and operational targets while vesting of performance-based RSUs is tied to three-year annualized TSR relative to the TSR Peer Index. For 2016, the Compensation Committee has added an additional performance metric to the performance-based RSUs.
  •
  Focus on stock price appreciation — A significant portion of the NEOs' long-term compensation is delivered as Company Common Stock in the form of stock options and RSUs to ensure direct alignment to, and focus on, stock price appreciation.
LifePoint Health, Inc. | 2016 Proxy Statement	7

PROXY SUMMARY

Executive Compensation Practices

Our compensation philosophy is complemented by several specific policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the practices highlighted below.

What We Do

•
Pay for Performance — Vast majority of executive pay is performance-based and not guaranteed. Compensation is intertwined with Company strategic priorities.
•
Investor Outreach — We interact with stockholders and seek feedback on our executive compensation program.
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Compensation Limits — We use caps on potential incentive payments and multiple performance targets to limit our NEOs' aggregate compensation.
•
Risk Mitigation — Our executive compensation program includes a number of controls that mitigate risk. Additionally, the Compensation Committee conducts an annual review and analysis to ensure that the executive compensation program does not encourage unnecessary or excessive risk-taking.
•
Stock Ownership Guidelines — We maintain stock ownership guidelines for our NEOs.
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Peer Market Data — Position target pay at appropriate levels among peer group companies, both nationally and in the competitive Nashville market for healthcare executives.
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Double Trigger — Under our Change of Control Plan, cash severance payments are made only if double trigger provisions are met.
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Recoupment — We have a recoupment, or "clawback," policy applicable to restatements of financial results as a result of fraud.
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Review of Share Utilization — We annually evaluate share utilization.
•
Independent Compensation Consultant — The Compensation Committee utilizes an independent compensation consultant.

What We Don't Do

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No Overlapping Metrics — We utilize separate performance targets for our at-risk annual cash incentive awards and our long-term equity incentive awards.
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No Employment Contracts — We do not have employment agreements with our NEOs.
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No Supplemental Executive Retirement Plans — We do not provide a separate supplemental executive retirement plan to our NEOs.
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No Repricing of Stock Options — We do not grant stock option awards with reload features and we do not reprice stock options.
•
No Hedging — Our Insider Trading Policy prohibits hedging by our directors, officers and all employees located at the Health Support Center.
•
Anti-Pledging — Pledge arrangements are generally prohibited. No pledge arrangements are currently in place.
•
No Perquisites — We do not provide any perquisites such as cars or car allowances, club membership, financial planning or tax preparation assistance.

2015 Executive Compensation Program Highlights (page 38)

The Company's executive compensation program is designed to ensure an appropriate linkage between executive pay, Company performance and stockholder results. 2015 total direct compensation included the following elements:

•
Base Salary — NEO base salaries increased in 2015 based on each executive's individual achievements and to keep compensation competitively positioned with the Company's peers and market.
•
Annual Cash Incentive Award — NEOs earned more than their target annual cash incentive award because the Company met or exceeded all of its 2015 performance targets.
8	2016 Proxy Statement | LifePoint Health, Inc.

PROXY SUMMARY

•
Performance-Based RSUs — 2015 performance-based RSUs remain unearned because the three-year performance period ends on December 31, 2017.
•
Stock Options — One-third of options granted in 2015 vested in February 2016.

The charts below illustrate the percentage breakdown of 2015 total direct compensation (consisting of base salary, annual cash incentive award, stock options and performance-based RSUs) for each of our NEOs. Consistent with our pay-for-performance philosophy, approximately 93% of the CEO's total direct compensation (and an average of approximately 87% of the total average direct compensation of the other NEOs) was performance-based.

2015 CEO Total Direct Compensation	2015 Average Other NEO Total Direct Compensation

*  The percentages shown are based on grant-date fair value; however, the performance-based RSUs remain unearned because the three-year performance period does not end until December 31, 2017. One-third of the options granted in 2015 vested in February 2016, however, none have been exercised.

2015 Governance Highlights (page 21)

We regularly review our corporate governance practices to ensure effective collaboration of management and our Board to yield the best possible value for stockholders. Highlights of our governance approach include:

Recent Updates

  >    Addition of two independent directors in March 2016

  >    Retirement of two directors effective at the Annual Meeting

  >    Acceleration and termination of Shareholder Rights Plan in September 2015

  >    Rotation of Committee chairs

Board of Directors

  >    Independent Lead Director

  >    Ten directors; nine are independent (following Annual Meeting: eight directors, seven are independent)

  >    Committee members are independent (except that our CEO is a member of the Quality Committee)

  >    Executive sessions of independent directors at each regularly-scheduled meeting

  >    All current directors (except Mr. Crawford and Ms. Schreuder, who were appointed to the Board in March 2016) attended over 75% of all Board and committee meetings in 2015

  >    All directors (except Mr. Crawford and Ms. Schreuder, who were appointed to the Board in March 2016) own Company stock in accordance with our stock ownership guidelines

  >    Policy limiting membership on other public company boards

  >    Regular succession planning

  >    Regular Board and Committee self-assessments and individual director evaluations

  >    No former employees serve as directors

LifePoint Health, Inc. | 2016 Proxy Statement	9

PROXY SUMMARY

Director Nominees and Continuing Directors (page 13)

The following table provides summary information about each director nominee and continuing director. Directors are divided into Classes, with each Class serving a three-year term. Stockholders are voting on the Class II directors who, if elected, will serve until the annual meeting in 2019.

Name	Age	Director Since	Primary Occupation	Other Public Company Boards

DIRECTOR NOMINEES — CLASS II — TERM EXPIRES 2016

Kermit R. Crawford*	56	2016	Former president, pharmacy, health and wellness division of Walgreen Company	1

Jana R. Schreuder*	57	2016	Executive vice president and chief operating officer, Northern Trust Corporation	0

Reed V. Tuckson*	65	2014	Managing Director, Tuckson Health Communications, LLC	1

CONTINUING DIRECTORS — CLASS III — TERM EXPIRES 2017

William F Carpenter III	61	2006	Chairman and Chief Executive Officer, LifePoint Health, Inc.	0

Richard H. Evans*[1]	71	2000	Chairman, Evans Holdings, LLC	0

Michael P. Haley*	65	2005	Former managing director, Fenway Resources and former advisor, Fenway Partners, LLC	3

CONTINUING DIRECTORS — CLASS I — TERM EXPIRES 2018

Marguerite W. Kondracke*	70	2007	Former president and chief executive officer, America's Promise Alliance	1

John E. Maupin, Jr.*	69	1999	Former president and chief executive officer, Morehouse School of Medicine	2

*
Independent Director
1
Lead Director

2016 Annual Meeting of Stockholders

• Date and Time: June 7, 2016, 9:00 a.m. Central Daylight Time	• Record Date: April 15, 2016
• Place: LifePoint Health Support Center 330 Seven Springs Way Brentwood, Tennessee 37027	• Meeting Webcast: www.LifePointHealth.net/investor-relations/
10	2016 Proxy Statement | LifePoint Health, Inc.

PROXY SUMMARY

Voting Matters and Board Recommendations

Agenda Item	Our Board's Recommendation	Page Reference (for more detail)

1. Election of Class II Directors Each director nominee has an established record of accomplishment in areas relevant to overseeing the Company's current business. Each possesses qualifications and characteristics that are essential to a well-functioning and deliberative governing body.	FOR each Director Nominee	13

2. Advisory Vote to Approve Executive Compensation The Board is asking stockholders to approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in this Proxy Statement.	FOR	29

3. Ratification of Selection of Independent Registered Public Accounting Firm As a matter of good corporate governance, the Board is asking stockholders to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016.	FOR	59

Review Your Proxy Statement and Vote in One of Four Ways:

VIA THE INTERNET Visit the website listed on your proxy card or notice of internet availability of proxy materials	BY TELEPHONE Call the telephone number on your proxy card or notice of internet availability of proxy materials
BY MAIL Sign, date and return your proxy card in the enclosed envelope	IN PERSON Attend the Annual Meeting and vote in person

Important Dates for 2017 Annual Meeting of Stockholders (page 61)

•
Stockholder proposals submitted for inclusion in our 2017 proxy statement pursuant to SEC Rule 14a-8 must be received by us by December 27, 2016.
•
Notice of stockholder proposals to be raised from the floor of the 2017 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be received by us by March 9, 2017.
LifePoint Health, Inc. | 2016 Proxy Statement	11

PROXY STATEMENT

Proxy Statement

As a holder of common stock ("Common Stock") of LifePoint Health, Inc. (the "Company," "we," "us" or "our"), this Proxy Statement is available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2016 Annual Meeting of Stockholders to be held on Tuesday, June 7, 2016 at 9:00 a.m. Central Daylight Time at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, and at any adjournments or postponements thereof (the "Annual Meeting"). The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to be distributed on or about April 26, 2016.

The close of business on April 15, 2016 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. On April 15, 2016, there were 43,409,870 shares of Common Stock issued and outstanding.

During normal business hours from May 27, 2016 to June 6, 2016, we will make available a list of stockholders of record as of the close of business on April 15, 2016 for inspection by stockholders for any purpose related to the Annual Meeting at the Company's principal place of business, 330 Seven Springs Way, Brentwood, Tennessee 37027. The list will also be available to stockholders for any such purpose at the Annual Meeting.

You can ensure that your shares are voted at the Annual Meeting by submitting your voting instructions by telephone or by Internet, or, if you requested a hard copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your voting instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage stockholders to submit proxies in advance of the Annual Meeting. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2016

The Notice of Internet Availability and the Proxy Statement are available under the "Investor Relations — Proxy Statements and Annual Reports" section of the Company's website at www.LifePointHealth.net.

12	2016 Proxy Statement | LifePoint Health, Inc.

ELECTION OF DIRECTORS (PROPOSAL 1)

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, which consists entirely of independent directors, the Company's Board of Directors has nominated three directors for election at the Annual Meeting to hold office until the annual meeting of stockholders in 2019 or until their successors have been elected and qualified.

Election of Directors

The Company's Board of Directors currently consists of ten members, nine of whom are independent. After the retirement of two directors at the Annual Meeting, the Board will consist of eight members, seven of whom are independent. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes of as nearly equal size as possible. Approximately, one-third of the directors are elected each year. Our Corporate Governance Standards provide that, in an uncontested election, any director nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election must submit to the Board a letter of resignation for consideration by the Governance and Nominating Committee, which must recommend to the Board the action to be taken with respect to such resignation.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for any director position and for recommending to the Board of Directors a slate of nominees for election at each annual meeting of stockholders. The committee undertakes a thorough process to carry out this function, which is discussed in detail below under the subheading "Identifying and Evaluating Potential Nominees." Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party firm.

Stockholders who wish to nominate a candidate for the Board of Directors (other than persons nominated by or at the direction of the Board of Directors) should provide the information required by the Company's Sixth Amended and Restated By-Laws (the "By-Laws") and follow the instructions under "Additional Information — Other Stockholder Proposals for Presentation at the 2017 Annual Meeting" in this Proxy Statement.

The Corporate Governance and Nominating Committee will evaluate all potential nominees in the same manner.

Identifying and Evaluating Potential Nominees

The Corporate Governance and Nominating Committee gives careful consideration to finding and selecting potential new nominees to the Board of Directors and whether to nominate an existing director for an additional term. The Committee's fulsome evaluation process includes:

  •
  An annual performance evaluation of the Board of Directors, committees and existing directors, including the Lead Director and the Chairman and Chief Executive Officer, before nominating any existing directors for additional terms.

  •
  Private interviews by Paul D. Gilbert, the Company's Executive Vice President, Chief Legal Officer and Corporate Governance Officer, with each existing director in an effort to identify any concerns that have not otherwise been identified in the evaluations.

  •
  Report by Mr. Gilbert to the Corporate Governance and Nominating Committee regarding any matters of concern found through his review of detailed background checks conducted by a third party.

  •
  Succession planning and search process that begins approximately one year in advance with respect to directors who will reach the mandatory retirement age in the Company's By-Laws, including the formation of a subcommittee to analyze the skills and qualifications needed to replace a retiring director and the engagement of a third-party consultant to assist in finding candidates with the desired skills and qualifications.

  •
  Consideration of a number of subjective, objective, qualitative and quantitative factors, including the mix of tenure of existing directors, diversity, experience, expertise and skills.
LifePoint Health, Inc. | 2016 Proxy Statement	13

ELECTION OF DIRECTORS (PROPOSAL 1)

Director Qualifications

The general experience, qualifications, attributes and skills established by the Corporate Governance and Nominating Committee for directors are included in the Company's Corporate Governance Standards, which may be found under the "Investor Relations — Corporate Governance" section of our website at www.LifePointHealth.net. The Company believes that directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and sound judgment.

Board Tenure

In addition to finding directors with the right individual skills and qualifications, the Company is sensitive to maintaining an appropriate balance between the familiarity with the Company and other Board members that comes from long-serving directors and the fresh perspectives and insights brought by new Board members. The nominees for the election of directors this year make up approximately one-third of our Board of Directors and include two individuals who joined the Board in early 2016 and one individual who joined the Board within the last two years, each after undergoing the in-depth evaluation process by the Corporate Governance and Nominating Committee.

Board Diversity

The Company endeavors to have a Board of Directors with diverse experience. In its succession planning efforts, the Company focuses on identifying candidates with an ability to assimilate with the current Board and provide constructive and valuable contributions to the Board and the Company with an independent and broad view. In 2015, the Board of Directors specifically sought out individuals with significant recent public company experience, a strong financial background and experience in healthcare or another highly regulated industry. As a company, LifePoint supports diversity and encourages women and minority candidates for nomination to the Board. Following the election of Mr. Crawford and Ms. Schreuder to the Board in March 2016 and upon the retirement of Messrs. Bier and Ezell following the Annual Meeting, the Board of Directors will have an average tenure of approximately eight years and be 25% female and 37.5% minority.

Information regarding each director's specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director of the Company is presented below.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

Nominees for Election: Class II Directors — Term will expire in 2019

Director since: 2016 Independent	Kermit R. Crawford Age: 56 Director since 2016

With over 30 years of patient care experience, Mr. Crawford brings invaluable operational and strategic expertise to the Board of Directors. Such experience relates to key industry areas such as implementation of effective retail strategies, collaboration with third-party payors and providers, and advancement of wellness initiatives.

Until his retirement in 2014, Mr. Crawford served for over 30 years with Walgreen Company (NASDAQ: WBA), which operates the largest drugstore chain in the United States, including most recently as president of its pharmacy, health and wellness division, where he was responsible for all aspects of strategic, operational and profit and loss management of that division. Mr. Crawford is a member of the board of directors of Allstate (NYSE: ALL), the second-largest personal lines insurer in the United States, where he serves on both the audit committee and the nominating and governance committee. Mr. Crawford has served on the Board of Councilors of the University of Southern California School of Pharmacy and in 2014 joined the School as Executive in Residence and Senior Advisor to the Dean.

14	2016 Proxy Statement | LifePoint Health, Inc.

ELECTION OF DIRECTORS (PROPOSAL 1)

Director since: 2016 Independent	Jana R. Schreuder Age: 57 Director since 2016

Ms. Schreuder provides the Board of Directors with vital skills as the chief operating officer of a publicly-traded company within a heavily regulated industry, extensive financial expertise, technology and risk management experience, and experience engaging and collaborating with public company investors.

Ms. Schreuder currently serves as executive vice president and chief operating officer of Northern Trust Corporation, a financial holding company (NASDAQ: NTRS), a role she has held since September 2014. Prior to her appointment as chief operating officer, where she is primarily responsible for business operations and enabling Northern Trust's businesses to grow faster, more efficiently and more profitably, Ms. Schreuder has served in various capacities with Northern Trust Corporation for over 30 years, including as president, wealth management; president, operations and technology; and head of corporate risk management. Ms. Schreuder also serves as a board member for Entrust Datacard, a privately held identification and data security technology company, as well as several Chicago-area education and arts organizations.

Director since: 2014 Independent	Reed V. Tuckson Age: 65 Director since 2014

Dr. Tuckson brings to the Board of Directors a vast amount of experience as a healthcare executive, with a history of creating new systems to improve quality and efficiency in the delivery of healthcare services.

Dr. Tuckson serves as the managing director of Tuckson Health Connections, LLC, a private health and medical care consulting business that brings people and ideas together to promote optimal health outcomes. From December 2006 to March 2014, Dr. Tuckson served as the executive vice president and chief of medical affairs of UnitedHealth Group. Dr. Tuckson's prior experience includes service as senior vice president, professional standards, for the American Medical Association, president of the Charles R. Drew University of Medicine and Science, senior vice president for programs of the March of Dimes Birth Defects Foundation and Commissioner of Public Health for the District of Columbia. Dr. Tuckson serves on the board of directors of CTI BioPharma Corp. (NASDAQ: CTIC), a biopharmaceutical company. In addition, Dr. Tuckson currently serves on the board of directors of the American Telemedicine Association, Howard University, the Alliance for Health Reform, the Arnold P. Gold Foundation for Humanism in Medicine and the Advisory Committee for the National Chair for Complimentary and Integrative Health at the National Institutes of Health.

LifePoint Health, Inc. | 2016 Proxy Statement	15

CONTINUING DIRECTORS

Continuing Directors

Stockholders are not voting at this Annual Meeting on the election of Class III or Class I directors, who will continue to serve as directors until the annual meeting of stockholders in the year indicated or until their successors are elected and qualified.

Class III Directors — Term will expire in 2017

Director since: 2006 Chairman and Chief Executive Officer	William F. Carpenter III Age: 61 Director since 2006

Mr. Carpenter brings to the Board of Directors his perspective as the Company's Chief Executive Officer, decades of legal, development and corporate governance experience and the perspective gained from serving on the board of directors of the Federation of American Hospitals since 2006, including two terms as Chair.

Mr. Carpenter has served as Chief Executive Officer ("CEO") of the Company since June 2006 and as Chairman of the Company since December 2010. Prior to June 2006, Mr. Carpenter served as Executive Vice President of the Company from February 2004 until his appointment as CEO. A founding employee, Mr. Carpenter served as General Counsel and Secretary of the Company from May 1999 to June 2006 and Corporate Governance Officer from February 2003 to June 2006.

Director since: 2000 Independent Lead Director	Richard H. Evans Age: 71 Director since 2000

Mr. Evans brings to the Board of Directors decades of expertise in managing employee-intensive businesses, consumer-facing organizations and entities with substantial real estate holdings.

Mr. Evans has been the chairman of Evans Holdings, LLC, a real estate investment and real estate services company, since April 1999. Prior to that time, Mr. Evans served as chief executive officer of Huizenga Sports and Entertainment Group, Madison Square Garden Corporation and Radio City Music Hall Productions, chief operating officer of Gaylord Entertainment Company and chief operating officer and corporate director of Florida Panthers Holdings, Inc. and began his career at The Walt Disney Company. Mr. Evans currently serves as a member of the board of directors of each of Engage2Excel Inc. (formerly known as TharpeRobbins Company, Inc.), an employee recognition company, and Tokyo Joe's, Inc., a restaurant chain, and as a member of the business advisory board of Gridiron Capital, LLC, a private equity firm. Mr. Evans is also a limited partner in Gridiron Strategic Partners Fund. Mr. Evans previously served as a member of the board of governors of the National Basketball Association, the National Hockey League, Major League Baseball and the National Football League, and as a director of Genesco, Inc. (NYSE: GCO), a specialty retailer, and Bass Pro Shops, an outdoor specialty retailer. Additionally, Mr. Evans' prior board experience includes service with the board of trustees of the University of Denver.

16	2016 Proxy Statement | LifePoint Health, Inc.

CONTINUING DIRECTORS

Director since: 2005 Independent	Michael P. Haley Age: 65 Director since 2005

Mr. Haley brings to the Board of Directors substantial executive experience and community leadership in markets like those in which the Company operates as well as extensive experience serving on public company boards.

Mr. Haley served as an advisor to Fenway Partners, LLC, a private equity investment firm, from April 2006 to June 2015 and was a managing director of its affiliate, Fenway Resources, from 2008 to June 2015. From 2007 to 2012, Mr. Haley served as executive chairman of Coach America, a transportation services operator. Mr. Haley is a member of the board of directors of Stanley Furniture Company (NASDAQ: STLY), a furniture manufacturer, and was chairman of the board of directors from 2011 to October 2015. Mr. Haley is also a member of the board of directors of American National Bankshares, Inc. (NASDAQ: AMNB), a bank holding company and Ply Gem Holdings,  Inc. (NYSE: PGEM), a producer of window, door and siding products for the residential construction industry. Mr. Haley served as chairman from January 2005 to June 2005 and as president and chief executive officer from 2001 to 2005 of MW Manufacturers, Inc., a subsidiary of Ply Gem Industries, Inc. Mr. Haley previously served on the board of the Martinsville-Henry County United Way and as chairman of the board of trustees of Memorial Hospital of Martinsville and of the Martinsville-Henry County Economic Development Corporation.

Class I Directors — Term will expire in 2018

Director since: 2007 Independent	Marguerite W. Kondracke Age: 70 Director since 2007

Ms. Kondracke brings to the Board of Directors experience in dealing with the legislative and executive branches of government and executive experience in healthcare and other caregiving services, including experience as a chief executive officer.

Ms. Kondracke served as president and chief executive officer of America's Promise Alliance, a not-for-profit children's advocacy organization, from October 2004 until her retirement in May 2012. Prior to that time, Ms. Kondracke served as special assistant to U.S. Senator Lamar Alexander, as well as the staff director, Senate Subcommittee on Children and Families, between April 2003 and September 2004. From September 2001 to March 2003, Ms. Kondracke served as president and chief executive officer of The Brown Schools, a leading provider of behavioral services for adolescents. Ms. Kondracke is the co-founder, former chief executive officer and current board member of Bright Horizons Family Solutions, Inc. (NYSE: BFAM), which provides childcare and other workplace services for employers and families. Her prior experience includes having served as Commissioner of Human Services for the State of Tennessee, where her responsibilities included making eligibility determinations for the state's Medicaid program. She earlier served in various leadership capacities for the Tennessee Department of Public Health. Her prior board experience includes service on the board of directors of Saks, Inc. from 1996 until its acquisition in November 2013, the board of trustees of Duke University and Duke University Medical Center and the board of directors of Rosetta Stone, Inc. (NYSE: RST) from December 2011 to January 2016.

LifePoint Health, Inc. | 2016 Proxy Statement	17

CONTINUING DIRECTORS

Director since: 1999 Independent	John E. Maupin, Jr. Age: 69 Director since 1999

Dr. Maupin brings to the Board of Directors diverse experience as an executive in academic medicine, public health and ambulatory healthcare, as well as experience in dealing with the legislative and executive branches of government and agencies within the U.S. Department of Health and Human Services.

Dr. Maupin served as president and chief executive officer of Morehouse School of Medicine from July 2006 until his retirement in June 2014. From July 1994 through June 2006, he was president and chief executive officer of Meharry Medical College. His other senior administrative positions have included executive vice president and chief operating officer of the Morehouse School of Medicine; chief executive officer of Southside Healthcare, Inc., Atlanta, Georgia; and Deputy Commissioner for Medical Services, Baltimore City Health Department, Baltimore, Maryland. Dr. Maupin has served on numerous health-related advisory councils and scientific panels. Most notably, in 2010, Dr. Maupin was appointed to the National Healthcare Workforce Commission, which was created by the Patient Protection and Affordable Care Act to serve as a national advisory resource to the U.S. Congress and President. Dr. Maupin is a director of HealthSouth Corporation (NYSE: HLS), a post-acute healthcare management company, and Regions Financial Corporation (NYSE: RF), a bank holding company. He also serves as a director/trustee for VALIC family of funds, a group retirement fund complex, and serves on the boards of America's Promise Alliance and the Development Authority of Fulton County.

18	2016 Proxy Statement | LifePoint Health, Inc.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board of Directors regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Mr. Carpenter, the Company's Chairman and CEO, does not receive compensation for serving as a member of the Board of Directors. Under the Compensation Committee's charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation.

In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of non-employee directors generally and as committee chairs, and the forms of compensation paid to non-employee directors by comparable companies. In 2015, as in prior years, the Compensation Committee utilized the services of an independent compensation consultant to provide information on peer comparisons for director compensation. The compensation consultant also reported on current trends in director compensation.

Following the annual meeting of stockholders each year, the Board of Directors, upon recommendation of the Compensation Committee, determines the compensation payable to non-employee members of the Board of Directors through the date immediately preceding the next annual meeting of stockholders.

2015 Annual Compensation

The Board of Directors believes that our compensation program for non-employee directors:

•
ties a large portion of the non-employee directors' compensation to stockholder interests because the value of the equity awards made under our 2013 Long-Term Incentive Plan (the "2013 Plan") fluctuates up or down depending on the stock price;

•
focuses on the long term, since the receipt of the shares of Common Stock pursuant to the award is deferred until the earlier of three years from the date of grant or the date the director ceases to be a member of the Board of Directors;

•
is simple to understand and communicate;

•
is equitable based on the work required of non-employee directors serving an entity of the Company's size and scope in a highly regulated industry undergoing substantial change; and

•
takes into account the greater time commitment of our non-employee directors as a result of their service on all committees of the Board of Directors.

On June 2, 2015, the Board of Directors, upon recommendation of the Compensation Committee, approved the annual compensation for our non-employee directors, which includes an annual cash retainer of $140,000 and an additional annual cash retainer of $75,000 payable to the Lead Director of the Board of Directors. Also, the

non-employee directors receive an additional cash retainer of (i) $25,000 per year payable to the Chair of the Audit and Compliance Committee, (ii) $20,000 per year payable to the Chair of the Compensation Committee and (iii) $15,000 per year payable to the Chair of each of the Corporate Governance and Nominating Committee and the Quality Committee. Each of the foregoing annual fees is paid in four quarterly installments. No meeting fees are paid, but non-employee directors are also reimbursed for expenses incurred relating to attendance at Board and committee meetings.

Non-employee directors may elect to defer payment of all or any part of their directors' fees. For each term of the Board of Directors (beginning on the date of an annual meeting of stockholders and ending on the date immediately preceding the next annual meeting of stockholders), a non-employee director may elect to receive an RSU award pursuant to the 2013 Plan in lieu of all or any portion (in multiples of 25%) of his or her annual retainer payable for such term. Such an election applies to the number of RSUs determined by dividing (a) the additional annual retainer amount that would have been payable to the non-employee director in cash in the absence of his or her election, by (b) the fair market value of a share of Common Stock on the date of grant. No cash fees were deferred in 2015.

In addition to the cash compensation described above, on June 2, 2015 the Board of Directors,

LifePoint Health, Inc. | 2016 Proxy Statement	19

DIRECTOR COMPENSATION

upon recommendation of the Compensation Committee, approved the grant of approximately $170,000 of RSUs to each of the non-employee directors. The terms of the grant provided that these RSUs would become fully vested and no longer subject to forfeiture upon the earliest of any of the following conditions to occur: (1) six months and one day following the date of grant; (2) the death or disability of the non-employee director; or

(3) a "change in control" of the Company (as defined in the 2013 Plan). The awards became fully vested on December 3, 2015. The non-employee director's receipt of shares of Common Stock pursuant to the award of RSUs is deferred until the first business day following the earliest to occur of (A) the third anniversary of the date of grant, or (B) the date the non-employee director ceases to be a member of the Board of Directors.

Certain information concerning the compensation of non-employee directors for 2015 is set forth in the table below. Mr. Carpenter, the Company's Chairman and CEO, does not receive compensation for serving as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Gregory T. Bier	$162,500	$170,004	$332,504

Richard H. Evans	187,500	170,004	357,504

DeWitt Ezell, Jr.	140,000	170,004	310,004

Michael P. Haley	140,000	170,004	310,004

Marguerite W. Kondracke	147,500	170,004	317,504

John E. Maupin, Jr.	155,000	170,004	325,004

Owen G. Shell, Jr.(3)	132,500	99,994	232,494

Marilyn B. Tavenner(4)	35,000	—	35,000

Reed V. Tuckson	147,500	170,004	317,504

(1)
Reflects the cash fees paid to each non-employee director. In addition to the annual cash retainer, Mr. Evans received an additional $37,500 for service as the Lead Director and $10,000 for service as chair of the Compensation Committee prior to his appointment as Lead Director; Mr. Bier received $22,500 for service as chair of the Audit Committee; Dr. Maupin received $10,000 for service as chair of the Compensation Committee and $5,000 for service as chair of the Corporate Governance and Nominating Committee prior to his appointment as chair of the Compensation Committee; Ms. Kondracke received $7,500 for service as chair of the Corporate Governance and Nominating Committee; and Dr. Tuckson received $7,500 for service as chair of the Quality Committee. No cash fees were deferred in 2015.

(2)
Reflects the grant date fair value for RSUs granted under the 2013 Plan, in accordance with Accounting Standards Codification ("ASC") 718-10, "Compensation — Stock Compensation" ("ASC 718-10"). The assumptions used in calculating the values are set forth in Note 9 to the Company's financial statements included in the 2015 Annual Report on Form 10-K.

(3)
Mr. Shell retired immediately following the annual meeting of stockholders in 2015. In recognition of his past service and contributions to the successes of the Company, Mr. Shell received a one-time grant of approximately $100,000 of RSUs. The terms of this special grant provided for vesting one day following the date of grant.

(4)
Ms. Tavenner was elected to the Company's Board of Directors effective April 15, 2015 and resigned effective July 29, 2015 in order to devote her full time and attention to her new position as president of the American Health Insurance Plans (AHIP). The stock awards granted to Ms. Tavenner upon her appointment to the Board and the annual grant of stock awards to the directors following the 2015 annual meeting of stockholders were forfeited by Ms. Tavenner upon resignation.
20	2016 Proxy Statement | LifePoint Health, Inc.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The governance structure of the Company is designed to enable the Board of Directors to be an active, collegial body that is prepared to make prompt, principled decisions, provide sound advice and counsel and monitor the Company's compliance efforts, risk management and performance. The key practices and procedures of the Board of Directors are outlined in the Corporate Governance Standards available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net. This section of our website also includes all of the Company's corporate governance materials, including

  •
  the Company's Amended and Restated Certificate of Incorporation and By-Laws;

  •
  the charters for each Board committee;

  •
  the Company's Code of Ethics and Code of Conduct;

  •
  the Company's Related Person Transactions Policies and Procedures;

  •
  the Company's Recoupment Policy;

  •
  the Company's Insider Trading Policy; and

  •
  the Company's Stock Ownership Guidelines.

Instructions for how to communicate with our Board of Directors are also included in this section of our website. The Board of Directors regularly reviews developments in corporate governance and updates our Corporate Governance Standards and other governance documents as it deems necessary and appropriate.

Corporate Governance Highlights

•
Independent directors comprise a super-majority of the Board

•
Comprehensive Code of Conduct and Corporate Governance Standards

•
Written charters for all Board Committees, which are reviewed annually and available on the Company's website under the "Investor Relations — Corporate Governance" section at www.LifePointHealth.net

•
Limits on the number of other public company boards on which our directors may serve

•
Risk oversight by full Board and Board committees

•
Ownership guidelines for directors and executive officers

•
Policy prohibiting pledging and hedging of our stock

•
Strong compliance program

•
Resignation policy for directors who receive more "withhold" votes than "for" votes

•
All Board committees, except for the Quality Committee, consist solely of independent directors and all Board committees are chaired by independent directors

•
Regular executive sessions of independent directors presided over by independent Lead Director

•
99% average Board and committee meeting attendance in 2015 for Board members who served during the entirety of 2015

•
Annual Director, Board and committee self-evaluations

•
Board participation in executive succession planning sessions

•
Compensation recoupment, or "clawback," policy

•
Strong pay-for-performance philosophy

•
One class of voting shares outstanding

•
No shareholder rights plan or "poison pill"

•
Board plays a significant role in the Company's strategic planning
LifePoint Health, Inc. | 2016 Proxy Statement	21

CORPORATE GOVERNANCE

Board Leadership Structure

The fundamental duties of the Board of Directors are to (i) oversee the CEO and senior management in the operation of the Company; (ii) advise and provide oversight for the CEO and senior management with respect to the conduct of the Company's business and its strategic direction; and (iii) protect the long-term interests of the stockholders.

To satisfy these duties, the non-employee directors take a proactive approach through active and frequent communication with the CEO and other members of senior management, by setting the correct "tone at the top" and ensuring that it permeates the Company's relationships, and by defining what information the Board of Directors should receive and how.

Combined Chairman and Chief Executive Officer

Since 2010, Mr. Carpenter has served as the Company's combined Chairman and CEO. Although the Company and the Board are aware of the ongoing public dialogue relating to whether the roles of the Chairman of the Board and CEO should be separated, the Board currently believes that having these positions combined is the most effective and appropriate form of leadership for the Company:

  •
  Mr. Carpenter is familiar with the day-to-day operations of the business;

  •
  Mr. Carpenter is in a position to organize meetings of the Board focused on the issues most pressing to the Company and its management;

  •
  Mr. Carpenter's long tenure with the Company provides clarity of leadership and consistent implementation of the Company's strategic initiatives; and

  •
  Mr. Carpenter owns Common Stock in the Company well in excess of the Company's Stock Ownership Guidelines, cultivating an alignment of his interests with the interests of the stockholders.

The Corporate Governance and Nominating Committee periodically reviews the structure of the Board of Directors in order to determine whether the leadership structure is effective in accomplishing the duties of the Board.

Independent Lead Director

As required by the Company's By-Laws and Corporate Governance Standards when the Chairman and CEO roles are combined, the independent members of the Board of Directors must select a Lead Director. Prior to the retirement of our previous Lead Director, the Board of Directors reviewed and updated the characteristics and skills they believed the Lead Director should possess and evaluated potential candidates for the Lead Director position based on these criteria. Following the annual meeting in June 2015, the independent directors selected Mr. Evans as Lead Director. Mr. Evans has served on the Company's Board of Directors since 2000 and, as the Company's previous Compensation Committee Chair, has developed a good working relationship with management. Mr. Evans' performance in his role as Lead Director is evaluated annually by the Board. As the Lead Director, Mr. Evans:

  •
  ensures that independent directors have adequate opportunities to meet and discuss issues in executive sessions of the Board without management present;

  •
  presides at all meetings where the Chairman and CEO is not present (including all executive sessions);

  •
  advises and counsels the Chairman and CEO;

  •
  leads discussion regarding performance appraisal of the Chairman and CEO;

  •
  coordinates with the Chairman and CEO on the agenda and format for meetings of the Board of Directors; and

  •
  serves as a primary liaison between the independent directors and the Chairman and CEO.

The Board of Directors has determined that all Board members except the Company's Chairman and CEO, Mr. Carpenter, are independent in accordance with the applicable rules of The NASDAQ Stock Market LLC ("NASDAQ"). Additionally, all of the Board committees are chaired by independent directors, and all committee members, except Mr. Carpenter, who serves on the Quality Committee, are independent.

22	2016 Proxy Statement | LifePoint Health, Inc.

CORPORATE GOVERNANCE

Director Resignation Policy

The Company's Corporate Governance Standards provide that, at any stockholder meeting at which directors are subject to an uncontested election, any director who receives a greater number of votes "withheld" from his or her election than votes

"for" such election shall submit to the Board a letter of resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee must recommend to the Board the action to be taken with respect to such offer of resignation.

Board Meetings and Committees

The following table describes the current members of each of the committees and the number of meetings held during 2015.

The Board of Directors and Committees

*
Independent Director
1
Mr. Shell retired from the Board and all Board committees immediately following the 2015 annual meeting of stockholders; Messrs. Bier and Ezell will retire from the Board and all Board committees immediately following the 2016 Annual Meeting.
2
Prior to the 2015 annual meeting of stockholders
3
After the 2015 annual meeting of stockholders
4
Ms. Tavenner was elected to the Company's Board of Directors effective April 15, 2015 and resigned effective July 29, 2015 in order to devote her full time and attention to her new position as president of the American Health Insurance Plans (AHIP).

Meetings of the Board of Directors and Committees

The Board of Directors sets its own meeting agendas through the Lead Director and committee chairs. Directors are expected to attend all meetings of the Board of Directors, the annual meeting of stockholders and all meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. The Board of Directors held seven meetings (including regularly scheduled and special meetings) during 2015. All directors, except Ms. Tavenner, attended the 2015 annual meeting of stockholders. Additionally, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which the director served. At each of its regularly scheduled meetings, the Board of Directors meets in executive sessions in which Mr. Carpenter and other members of management do not participate. The Lead Director presides over these sessions. These executive sessions allow the Lead Director and the other independent directors to discuss issues of importance to the Company, including the business and affairs of the Company, as well as matters concerning management, without any member of management present.

LifePoint Health, Inc. | 2016 Proxy Statement	23

CORPORATE GOVERNANCE

Director Education

Every new director participates in an orientation program and receives materials and presentations by senior management to acquaint him or her with the Company's strategic plans, business, industry, significant financial accounting and risk management issues, compliance programs, internal and independent auditors, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and other sources.

Committees of the Board of Directors

The Board of Directors has adopted written charters for each of its four standing committees: the Audit and Compliance Committee; the Compensation Committee; the Corporate Governance and Nominating Committee; and the Quality Committee. The committee charters are available on the Company's website under the "Investor Relations — Corporate Governance" section at www.LifePointHealth.net. Except for the Quality Committee, the committees of the Board of Directors are composed exclusively of independent directors.

Audit and Compliance Committee

The Audit and Compliance Committee is primarily responsible for:

  •
  selecting and overseeing the services performed by the Company's independent registered public accounting firm;

  •
  evaluating the Company's accounting policies and its system of internal controls;

  •
  monitoring compliance with the Code of Conduct and the Code of Ethics; and

  •
  monitoring and overseeing the internal audit and compliance departments of the Company and their respective work plans and programs.

The Board of Directors has determined that Gregory T. Bier, current Chair of the Audit and Compliance Committee, and Messrs. Haley and Evans and Ms. Schreuder are each qualified as an "audit committee financial expert," as defined by the U.S. Securities and Exchange Commission ("SEC") rules, and that each member is independent in accordance with the applicable rules of NASDAQ. The report of the Audit and Compliance Committee is on page 60.

Compensation Committee

The Compensation Committee is primarily responsible for:

  •
  reviewing the compensation policies and practices of the Company;

  •
  approving compensation arrangements for the CEO and other senior management of the Company;

  •
  administering the Company's compensation plans; and

  •
  annually reviewing the Company's Compensation Discussion and Analysis prepared according to SEC requirements and discussing the same with the Company's management.

The Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate. The report of the Compensation Committee is on page 30.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is primarily responsible for:

  •
  identifying persons qualified to become members of the Board of Directors and, when appropriate, recommending such persons to the Board of Directors as proposed nominees for Board membership;

  •
  ensuring that a succession plan is in place for the position of CEO and other senior management positions;

  •
  leading the Board of Directors in its annual review of the performance of the Board of Directors, its committees and individual directors; and

  •
  regularly reviewing and considering evolving governance practices.

During 2015, there were no material changes to the procedures by which a stockholder may recommend nominees to the Board of Directors.

24	2016 Proxy Statement | LifePoint Health, Inc.

CORPORATE GOVERNANCE

Quality Committee

The Board of Directors of the Company has established the Quality Committee to monitor and provide leadership with respect to the quality of care provided at our healthcare facilities. The Quality Committee has the authority and responsibility to:

  •
  monitor and evaluate the Company's quality of care and patient safety programs and initiatives;

  •
  review and discuss with senior management the adequacy and effectiveness of the Company's quality of care and patient safety programs and initiatives and consider recommendations for improvement thereof;

  •
  receive reports from senior management as frequently as appropriate summarizing significant (a) deviations from the Company's quality of care and patient safety standards; (b) corrective and preventative actions and (c) other matters deemed relevant by the Quality Committee;
  •
  receive reports from senior management as frequently as appropriate summarizing significant quality assurance related activities undertaken by the Company and the results of internal quality compliance audits conducted; and

  •
  receive summaries of reports prepared by third party consultants or auditors retained to evaluate the Company's quality of care and patient safety programs and initiatives.

Sustainability

The Company is committed to providing stakeholder value at all levels of our organization. To give insight into our operations and performance from a sustainability perspective, we published our 2013-2014 Corporate Social Responsibility Report in 2015. This Report is available on the Company's website under the "Investor Relations — Corporate Governance" section at www.LifePointHealth.net.

Board Oversight of Risk

The Board of Directors considers risk oversight a high priority. Throughout the year, the Board of Directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics. The Board of Directors has delegated responsibility for the oversight of specific risks to the following committees:

•
The Enterprise Risk Management Committee of the Company, which is comprised of individuals from all major areas of the Company including operational, financial, human resources, legal and risk functions of the Company, has established a comprehensive process for the management of risk across the Company and measurement methodologies for quantifying, comparing, benchmarking and prioritizing risks facing the Company;
•
The Audit and Compliance Committee oversees the Company's guidelines, policies and processes for monitoring and mitigating risk relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance efforts. The Audit and Compliance Committee oversees the internal audit function and the Company's ethics programs, including the Code of Conduct and Code of Ethics, and receives reports from the Company's compliance and audit services departments at each of its regular meetings;

Oversight of Risk

•
The Board of Directors oversees risk management.

•
Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

•
Company management is charged with mitigating risk, through robust internal processes and strong internal controls.
LifePoint Health, Inc. | 2016 Proxy Statement	25

CORPORATE GOVERNANCE

•
The Compensation Committee, with management and the Compensation Committee's independent compensation consultant, regularly monitors and assesses the risk levels of the Company's executive compensation policies and practices and the Company's compensation practices in general. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive aspect of the compensation, including the use of balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company's compensation practices are measured and appropriately competitive, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company's stock ownership guidelines. In addition, the Company's executive compensation recoupment policy allows the Company to recover bonus payments and certain equity awards under certain circumstances. Based on its assessment, the Compensation Committee believes that the Company's compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company.
•
The Corporate Governance and Nominating Committee oversees risks related to the Company's governance structure and processes;

•
The Quality Committee plays a significant role in evaluating risks with respect to clinical performance and industry practices; and

•
The Disclosure Committee of the Company, which is comprised of all senior leaders as well as individuals from all major areas of the Company, including operational, financial, human resources, legal and risk functions of the Company, plays an integral role in reviewing the accuracy, completeness, timeliness and fairness of the Company's financial reporting.

Code of Conduct and Code of Ethics

The Company has a Code of Conduct that provides guidance to the Board of Directors and all employees, including the Company's senior management. The Board of Directors has also adopted a Code of Ethics for the Company's CEO, principal financial officer, principal accounting officer, controller and persons performing similar functions, which specifically addresses the unique roles of these officers in corporate governance. Many of the topics covered in the Code of Ethics are also addressed in the Code of Conduct, and each of the officers subject to the Code of Ethics is subject to, and has agreed to comply with, the Code of Conduct.

The Code of Conduct and the Code of Ethics are available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

Compliance Hotline

The Audit and Compliance Committee has adopted a policy on the reporting of concerns regarding accounting, internal controls or auditing matters. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company's personnel, including with respect to the Company's accounting, internal controls or auditing matters, may, in a confidential and anonymous manner, communicate that concern through an external compliance hotline by calling 877-508-5433. The hotline services are available 24 hours a day, seven days a week. All calls to the compliance hotline are handled on an expedited basis and, under certain circumstances, are then communicated directly to the Chair of the Audit and Compliance Committee.

26	2016 Proxy Statement | LifePoint Health, Inc.

CORPORATE GOVERNANCE

Independence and Related Person Transactions

Independence Determinations

Under the listing standards of NASDAQ and the Company's Corporate Governance Standards, the Board of Directors must consist of a majority of independent directors. In making independence determinations, the Board of Directors observes NASDAQ and SEC criteria and considers all relevant facts and circumstances. Under NASDAQ listing standards and the Company's Corporate Governance Standards, to be considered independent:

•
The director must not have a disqualifying relationship, as defined in NASDAQ listing standards; and

•
The Board of Directors must affirmatively determine that the director has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization which has a material relationship with the Company, and meets the independence standards established by NASDAQ, and all other applicable laws, rules and regulations regarding director independence in effect from time to time.

The Board of Directors, through its Corporate Governance and Nominating Committee, regularly reviews all relevant business relationships any director or nominee for director may have with the Company. As a result of its review, the Board of Directors has determined that none of the directors, other than Mr. Carpenter, the Company's Chairman and CEO, has a material relationship with the Company and, as a result, all of the directors other than Mr. Carpenter are independent.

The Board of Directors has determined that all of the directors who serve as members of the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are independent as required by NASDAQ listing standards. Under these rules,

Audit and Compliance Committee members also satisfy the separate SEC independence requirement that provides that no member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than compensation for services as a director.

Additionally, in determining the independence of Compensation Committee members, the Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to, the source of such directors' compensation, including any consulting, advisory or other compensatory fee paid by the Company, and whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Related Person Transaction Policy and Process

In addition to the Company's Corporate Governance Standards, Code of Conduct and Code of Ethics, the Board of Directors has approved written policies and procedures that govern the review, approval and/or ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and each of their respective family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in any single calendar year. A copy of the Related Person Transactions Policies and Procedures is available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

LifePoint Health, Inc. | 2016 Proxy Statement	27

CORPORATE GOVERNANCE

This policy is administered under the oversight of the Audit and Compliance Committee. To assist this committee in identifying potential related person transactions, each director and executive officer is annually required to identify his or her family members and provide certain information about them, which they update on a quarterly basis. The Company's Corporate Governance Officer disseminates a list of the related persons to various officers and departments of the Company on a quarterly basis so that such transactions can readily be identified. If a related person transaction is identified in advance and the Corporate Governance Officer determines that the transaction is subject to this policy, he must submit the transaction to the Audit and Compliance Committee (or its Chair, if time is of the essence) for consideration. The Audit and Compliance Committee may generally approve such transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders. The policy also enumerates certain related person transactions that are deemed automatically pre-approved by the Audit and Compliance Committee because the SEC has determined that such transactions are not required to be disclosed or they are unlikely to raise the concerns underlying the SEC's disclosure requirements.

During 2015, there were no reportable related person transactions for the Company, and no related person had any reportable indebtedness to the Company or any of its subsidiaries.

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee of the Board of Directors consisted of Dr. Maupin, Messrs. Evans, Bier, Ezell, Haley and Shell (until his retirement following the Annual Meeting), Ms. Kondracke and Ms. Tavenner (from her election to the Company's Board of Directors, effective April 15, 2015 until her resignation effective July 29, 2015) and Dr. Tuckson. None of the members of the Compensation Committee has at any time been an officer or employee of the Company, nor has any of the members had any relationship requiring disclosure by the Company. None of the Company's executive officers serve, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on the Company's Board of Directors or Compensation Committee.

28	2016 Proxy Statement | LifePoint Health, Inc.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 2)

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is asking its stockholders to indicate their support for the compensation of the NEOs disclosed in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee; however, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Most Recent Say-on-Pay Vote Results

We maintain an investor outreach program that enables us to obtain ongoing feedback on our compensation practices. At the 2015 annual meeting of stockholders, our executive compensation program was approved with approximately 69% of the votes cast in favor of our "say-on-pay" proposal. Following the 2015 annual meeting, the Company, at the request of the Compensation Committee, reached out to stockholders owning approximately 50% of the Company's outstanding Common Stock for more detailed feedback about the Company's executive compensation program. You can find more information about the Company's approach to stockholder engagement and specific changes that were made to the 2016 executive compensation program in response to stockholder feedback under the headings, "Compensation Discussion and Analysis — 2015 Stockholder Engagement and Feedback" and "Compensation Discussion and Analysis — 2016 Compensation and Disclosure Changes" on page 41.

Performance and Pay Alignment

The Compensation Discussion and Analysis that begins on page 31 contains a detailed description of the Company's strategy, the compensation decisions the Compensation Committee has made, and the factors considered in making those decisions. The Company's executive compensation program is designed to align the compensation of our NEOs with the achievement of the operational and strategic goals of the Company. A large percentage of our NEOs' total direct compensation (base salary, at-risk annual cash incentive and long-term incentive awards) is performance-based and must be earned on the basis of Company performance, including stock price performance, and the individual performance of each executive. Approximately 93% of the CEO's total direct compensation and an average of approximately 87% of the total average direct compensation of the other NEOs is at-risk, performance-based compensation. This performance-based compensation encourages executives to think like owners and balances near-term results with long-term stockholder value creation.

The Company met or exceeded the performance metrics established for the 2015 annual cash incentive award program. Achievement of the long-term performance metric for the 2015 performance-based RSUs will not be determined until the completion of the fiscal year ended December 31, 2017.

The Compensation Committee believes that the NEO compensation program is structured in a manner that strongly supports the Company's strategy and business objectives, has been successful in retaining an experienced team of executives who perform at a high level, and is deserving of stockholder support.

Accordingly, the Company is asking its stockholders to vote "FOR" the following resolution:

  RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2016 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S
NAMED EXECUTIVE OFFICERS.

LifePoint Health, Inc. | 2016 Proxy Statement	29

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled "Compensation Discussion and Analysis" required by SEC Regulation S-K, Item 402(b) beginning on the following page. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company's 2015 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

John E. Maupin, Jr., Chair
Gregory T. Bier
Richard H. Evans
DeWitt Ezell, Jr.
Michael P. Haley
Marguerite W. Kondracke
Reed V. Tuckson

Dated: April 20, 2016

30	2016 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides a description of our executive compensation philosophy and programs, the decisions of the Compensation Committee made under those programs and the factors considered in making those decisions. Specifically, this section focuses on the compensation paid to the Company's Named Executive Officers.

2015 Named Executive Officers

•
William F. Carpenter III, Chairman and Chief Executive Officer
•
David M. Dill, President and Chief Operating Officer
•
Leif M. Murphy, Executive Vice President, Chief Financial Officer and Chief Development Officer
•
Paul D. Gilbert, Executive Vice President, Chief Legal Officer and Corporate Governance Officer
•
John P. Bumpus, Executive Vice President and Chief Administrative Officer

Creation of Long-Term Stockholder Value

Total Shareholder Return (TSR) as of December 31,  2015:                     Three-year TSR:  94.4%                     Five-year TSR:  99.7%

Pay for Performance Alignment

•
100% of fiscal year 2015 target annual cash incentive compensation for our Named Executive Officers was directly tied to the achievement of performance goals that are key to the successful execution of our business strategy.

•
Over 87% of our NEOs' 2015 target total annual compensation is at-risk and is contingent upon the achievement of the Company's business and financial goals, relative total shareholder return targets and stock price appreciation.

•
In 2015, the Company executed well on multiple fronts and experienced unprecedented revenue growth. The Company's strong performance in 2015 is highlighted below:

Company Performance
Key Financial Metrics	FY 2015 Results	FY 2014 Results	% Increase

Revenues	$5,214.3 million	$4,483.1 million	16.3%

Adjusted EBITDA[1]	$705.7 million	$634.2 million	11.3%

Adjusted Diluted EPS[1]	$4.09[2]	$3.45[2]	18.6%

1  See Appendix A for definitions and reconciliation of these non-GAAP financial measures.

2  Adjusted to exclude the impact of a bargain purchase gain of $4.0 million, or $0.05 per diluted share, and impairment charges of $13.8 million, or $0.19 per diluted share in 2015, and impairment charges of $57.7 million (related to strategic divestitures), or $0.76 per diluted share in 2014. Without adjustment for these charges, Diluted EPS was $3.95 in 2015 and $2.69 in 2014, an increase of 46.8%.

Highlights of 2015 Executive Compensation Program

•
Long-term executive incentive compensation is aligned with long-term stockholder value — A majority of the NEOs' long-term compensation (performance-based RSUs) is tied to the Company's three-year annualized TSR compared to the S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenue (the "TSR Peer Index").

•
Three-year performance period for RSUs — The performance-based RSUs will be earned only after the three-year performance period and only if the Company meets or exceeds the established three-year annualized TSR thresholds relative to the TSR Peer Index.

•
No overlap of performance targets for annual cash incentive versus long-term incentives — Payout of annual cash incentive awards will be based on achievement of annual financial and operational targets while vesting of performance-based RSUs is tied to three-year annualized TSR relative to the TSR Peer Index.

•
Executive compensation program is tied to the Company's strategic plan — The Company's strategic priorities, developed to create stockholder value, are advanced and rewarded through the executive compensation program.
LifePoint Health, Inc. | 2016 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

Consideration of 2015 Say-on-Pay Vote and Stockholder Outreach

We maintain an investor outreach program that enables us to obtain ongoing feedback on our compensation practices. At our Annual Meeting of Stockholders in June 2015 our stockholders approved our executive compensation program with approximately 69% of the votes cast in favor of our "say-on-pay" proposal. Following the meeting, at the Compensation Committee's request, the Company sought feedback from stockholders owning approximately 50% of the Company's outstanding Common Stock and have made changes to the executive compensation program based on the stockholder feedback received. See "2015 Stockholder Engagement and Feedback" and "2016 Compensation and Disclosure Changes" below.

Executive Compensation Practices

Our compensation philosophy is complemented by several specific policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the practices highlighted below.

What We Do

•

Pay for Performance — Vast majority of executive pay is at-risk and performance-based. Compensation is intertwined with Company strategic priorities.

•

Investor Outreach — We interact with stockholders and seek feedback on our executive compensation program.

•

Compensation Limits — We use caps on potential incentive payments and multiple performance targets to limit our NEOs' aggregate compensation.

•

Risk mitigation — Our executive compensation program includes a number of controls that mitigate risk. Additionally, the Compensation Committee conducts an annual review and analysis to ensure that the executive compensation program does not encourage unnecessary or excessive risk-taking.

•

Stock Ownership Guidelines — We maintain stock ownership guidelines for our NEOs.

•

Peer Market Data — Position target pay at appropriate levels among peer group companies, both nationally and in the competitive Nashville market for healthcare executives.

•

Double Trigger — Under our Change in Control Plan, cash severance payments are made only if double trigger provisions are met.

•

Recoupment — We have a recoupment, or "clawback," policy applicable to restatements of financial results as a result of fraud.

•

Review of Share Utilization — We annually evaluate share utilization.

•

Independent Compensation Consultant — The Compensation Committee utilizes an independent compensation consultant.

What We Don't Do

•

No Overlapping Metrics — We utilize separate performance targets for our at-risk annual cash incentive awards and our long-term equity incentive awards.

•

No Employment Contracts — We do not have employment agreements with our NEOs.

•

No Supplemental Executive Retirement Plans — We do not provide a separate supplemental executive retirement plan to our NEOs.

•

No Repricing of Stock Options — We do not grant stock option awards with reload features and we do not reprice stock options.

•

No Hedging — Our Insider Trading Policy prohibits hedging by our directors, officers and all employees located at the Health Support Center.

•

Anti-Pledging — Pledge arrangements are generally prohibited. No pledge arrangements are currently in place.

•

No Perquisites — We do not provide any perquisites such as cars or car allowances, club membership, financial planning or tax preparation assistance.

32	2016 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

2015 Company Performance

Below are some highlights of our operating results for 2015. Please see Appendix A to this Proxy Statement for definitions and reconciliations of Adjusted EBITDA and Diluted EPS, which are non-GAAP financial measures discussed below.

Revenues increased by 16.3%, from $4,483.1 million to $5,214.3 million in 2015.

Diluted EPS was $4.09, an increase of 18.6% over 2014, when adjusted to exclude the impact of a bargain purchase gain of $4.0 million, or $0.05 per diluted share, and impairment charges of $13.8 million, or $0.19 per diluted share in 2015, and impairment charges of $57.7 million (related to strategic divestitures), or $0.76 per diluted share in 2014. Without adjustment for these charges, Diluted EPS was $3.95 in 2015 and $2.69 in 2014, an increase of 46.8%.

Adjusted EBITDA increased $71.5 million, or 11.3%, from $634.2 million to $705.7 million in 2015.

Total Shareholder Return was 94.4% over the prior three years and 99.7% over the prior five years. The Company ended 2015 with a market value of $73.40 per share.

Company Strategy and Compensation Design

The Company has achieved success by remaining focused on its long-term strategic plan, which has been consistent for the past decade and is built on quality, growth, operational excellence and high performing talent. The Company's strategic plan is based, first and foremost, on providing high quality care and service. We also focus on growth and operational excellence to increase shareholder value by growing revenue, managing costs effectively, maintaining ample liquidity, and successfully integrating acquired facilities. Consistent achievement of quality, growth and operational excellence are possible only with high-performing talent guiding the Company.

The Company has numerous long -term initiatives to achieve its strategies, including a partnership with Duke to jointly acquire hospitals and focus on quality outcomes. We also work closely with physicians to provide them with the tools they need to provide the highest quality care and service. We further capitalize on opportunities created by the Affordable Care Act, which has caused numerous hospitals and health systems to seek to become part of a larger system with a proven track record. We take a focused and disciplined approach to acquisition and integration, acquiring facilities with low margins and leveraging our resources and operational experience to improve margins while increasing quality and service.

LifePoint Health, Inc. | 2016 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

While the strategic plan has remained consistent and disciplined over time, the tactics used to advance the strategic priorities may change from year to year. In connection with its responsibility for overseeing the affairs of the Company, the Board of Directors is fully involved in the Company's strategic planning process. The Compensation Committee of the Board advances the Company's strategic plan by setting short and long-term performance measures directly tied to the Company's long term strategy and short term goals, in order to appropriately incentivize the NEOs to realize these strategies and create stockholder value.

The table below describes certain specific achievements relating to the Company's strategic priorities, which we believe are advanced and rewarded through the executive compensation program.

Quality and Service

>	Only for-profit hospital operator in Centers for Medicare and Medicaid Services (CMS) Hospital Engagement Network (HEN) — chosen in initial round and more selective renewal process
>	Attained HEN performance measures that exceeded the CMS goal of a 40% decrease in hospital-acquired conditions
>	Development and implementation of the LifePoint National Quality Program with Duke University Health System
>	Increased Hospital Consumer Assessment of Healthcare Providers and Systems (HCAHPS) patient satisfaction percentile rank by 164% since 2013

Growth – Organic Acquisition

>	In 2015, completed the strategic acquisition of seven hospitals, including three that were effective January 1, 2016, each with EBITDA margins at or below single digits, with demonstrated opportunity to increase to double-digit EBITDA margins
>	2015 acquisitions expanded LifePoint's footprint into Wisconsin and strengthened its presence in Pennsylvania, Kentucky, Indiana, North Carolina and Georgia, furthering the Company's strategic initiative to form regional networks throughout the areas in which it operates
>	Since 2013, acquired facilities with aggregate revenue in excess of $2.0 billion. Focus on acquiring well-positioned hospitals and hospital systems stressed by pace of change in healthcare industry
>	Expanded joint ventures with not-for-profit hospital systems — Duke LifePoint now has over $1.5 billion in revenue
>	Invested over $1.0 billion in capital expenditures since 2010 and committed to spend $1.7 billion in capital expenditures at existing and acquired facilities to add service lines, upgrade campuses and invest in new technologies
>	Focus on in-market acquisitions and expansions that broaden services throughout the continuum of care, as reflected in the Company's new name — LifePoint Health

Operations Excellence

>	Achieved margin growth targets at our acquired hospitals in each of the last four years
>	Returned $370.4 million to stockholders in the form of share repurchases since 2013
>	Total Debt/EBITDA ratio of 3.8x, second lowest among public hospital management companies, which allows access to capital for future growth initiatives
>	Achieved all available meaningful use (the measure by which the government incentivizes or penalizes hospitals' and physicians' use of electronic health records) incentives
>	Successfully transitioned to ICD-10, a much more complex and expanded medical coding system, with no reduction in reimbursement speed

High Performing Talent

>	Executive team who has consistently proven its ability to enhance shareholder value and has driven a 99.7% total shareholder return over the past 5 years
>	Core executive team in place since 2011 despite competition for experienced healthcare executives in Nashville area
>	Maintain robust succession planning and deep executive bench while promoting substantially all of executive team from within

34	2016 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

What We Pay and Why

The Company's total direct compensation to its NEOs consists of base salary, annual cash incentive awards and long-term equity incentive awards. Each year, the Compensation Committee reviews the Company's business plan, including key financial and operating budgets and targets, to ensure that the goals established by management are challenging yet realistic. In conjunction with this review, the Compensation Committee considers the rigor and achievability of incentive plan metrics and goals as they relate to the business plan in order to make sure that any future payouts will align appropriately with actual Company performance. The Compensation Committee believes superior Company performance will continue to be directly correlated with superior shareholder returns, as evidenced by our recent three- and five-year shareholder returns (94.4% and 99.7%, respectively).

2015 Executive Compensation Program

(1)
Revenues goal includes net revenue for all facilities owned and operated prior to 12/31/2014.
(2)
Adjusted EBITDA goal includes all facilities owned and operated prior to 12/31/2014; Integration EBITDA goal includes 2015 actual EBITDA for assets acquired in 2013, 2014 and 2015, as compared to pro forma EBITDA developed by the Company for those assets at the time of their acquisition.
(3)
Quality goal is based on 40% absolute reduction in enterprise hospital-acquired conditions for a 90-day consecutive period in 2015 compared with 2010 YTD baseline. If this goal is met, an additional 10% could be earned upon achievement of patient and physician satisfaction goals.
(4)
The balance of Mr. Carpenter's long-term equity incentive compensation is approximately 42% options and 58% Performance-Based RSUs.
LifePoint Health, Inc. | 2016 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Market for Talent and Peer Group Selection

Geographic Concentration

Although it is not the primary factor in the executive compensation decision-making process, the Compensation Committee believes it is necessary to understand the relevant market for executive talent to ensure that the Company's executive compensation program supports the retention of highly skilled healthcare executives. As a result of the consistent, high-level performance of the NEOs, the Compensation Committee has heightened sensitivity to the Company's geographic market, which provides many competing opportunities for the NEOs that would not involve relocation:

•
Nashville is widely recognized as a hub of the national healthcare industry.

•
Approximately half of the investor-owned hospitals in the United States are owned or operated by Nashville-area hospital management companies.

•
Seventeen publicly-traded healthcare companies are headquartered in Nashville, with combined employment of approximately 350,000 and over $70 billion in global revenue.

•
Most of these Nashville-based investor-owned hospital management companies and other publicly-traded healthcare companies are located within 13 miles of the Company.

•
Several members of our executive team have joined the Company from other healthcare companies and remain attractive to other companies in the area, making it easier for talent to change employers without having to relocate.

The Compensation Committee believes that this executive leadership team has consistently performed, executing on the Company's strategic initiatives and creating value for stockholders and that this record of achievement makes our NEOs potentially attractive to other healthcare companies in the Nashville area. Therefore, the Compensation Committee believes that the NEOs must be appropriately incentivized to remain with the Company.

36	2016 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

In 2015, the Compensation Committee relied on various sources of compensation information provided by Mercer LLC ("Mercer") to identify comparator companies with similar business characteristics to those of the Company. Unlike businesses in less regulated industries or some healthcare companies with only a single service line, the Company is a healthcare system that provides comprehensive services across the continuum of care, including acute care hospital services, home health and hospice services, long-term care services, nursing homes, assisted living facilities, urgent care centers, diagnostic imaging centers, ambulatory surgery centers, and radiation oncology programs. As such, the Company must navigate extensive, complicated and overlapping government laws and regulations at the federal, state and local levels, many of which directly impact what and how the Company is paid for healthcare services and which have severe penalties for noncompliance.

The following companies made up the peer group for 2015 (the "Peer Group"):

Hospital Management Companies	Health Services Companies

Community Health Systems	Brookdale Senior Living
Tenet Healthcare	DaVita Healthcare Partners
Universal Health Services	HealthSouth
Kindred Healthcare[1]
Select Medical Holdings
Varian Medical Systems

[1] Gentiva Health Services, Inc. was part of the Peer Group when 2014 compensation was analyzed as part of the 2015 determination of executive compensation; however, Gentiva merged with Kindred Healthcare on February 2, 2015.

The Compensation Committee's analysis of comparable companies results in a relatively small Peer Group (i) because many potential comparator companies are focused on a single service line within the healthcare industry rather than the more complex management and operation of hospitals and other healthcare facilities and (ii) due to consolidation within the healthcare industry following the passage of the Affordable Care Act in 2010.

While not included in the Company's Peer Group, the Compensation Committee reviews the compensation practices of HCA Holdings, Inc., which, although significantly larger than the Company in revenue and market capitalization, is a hospital management company located in the Nashville metropolitan area. Additionally, HCA directly includes the Company as one of its peers and directly competes with the Company for executive talent.

For each company in the Peer Group, the Compensation Committee, with the assistance of Mercer, reviews proxy data focused on all key components of target total direct compensation for each company in the Peer Group, including base salary, target bonus, target annual compensation (i.e., base salary plus target bonus), long-term incentives, target total direct compensation (i.e., target annual compensation plus long-term incentives). Additionally, the Compensation Committee reviews compensation survey data with respect to Mr. Bumpus because his role with the Company often is not comparable to the individual roles for which proxy data is available within the Peer Group due to the broad scope of his responsibilities.

In considering the Company's executive compensation program as compared to the Peer Group, the Compensation Committee takes into account (i) that the Company is the only major hospital management company without a meaningful supplemental executive retirement plan and perquisites; and (ii) the consistent high performance of the NEOs and their extensive experience in the healthcare industry. Other factors that influence the comparison data include the fact that there are limited data samples within the Peer Group for combined president/chief operating officer roles as currently held by Mr. Dill, and Mr. Murphy's role is broader than the typical chief financial officer because he also retains responsibility as the Company's Chief Development Officer.

LifePoint Health, Inc. | 2016 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation

In making 2015 executive compensation decisions, the Compensation Committee evaluated the results of the Company's performance in 2014 related to its strategic priorities and analyzed the compensation of each NEO in detail, including how each NEO's base salary, annual cash incentive, long-term incentive and total direct compensation compared to the compensation paid to similar positions by companies within the Company's Peer Group described above and, with respect to Mr. Bumpus, within the survey data provided by Mercer. In addition, the Compensation Committee discussed unique factors applicable to each NEO, such as the role and level of responsibility and their most recent and long-term performance with the Company, and whether the Compensation Committee believed that an individual was likely to be recruited by other companies. As in past years, the Compensation Committee targeted base salaries at approximately the market median within the Peer Group and provided the opportunity for total direct compensation to be higher than the median, based on the Company's performance and each executive's strong performance with the Company. The Compensation Committee generally awards increases to total direct compensation by increasing at-risk compensation which is tied to the Company's strategic goals. The Compensation Committee believes this is consistent with its stated compensation strategy and achieves the following:

•
Puts approximately 80% — 90% of the NEOs' compensation at risk, tying it to performance;

•
Aligns NEO pay with the creation of stockholder value;

•
Recognizes the absence of defined benefit retirement plans and perquisites that exist at other hospital management companies;

•
Recognizes that each of the NEOs are seasoned in their roles with the Company and have a proven track record of success.

As a result of this comprehensive analysis, the Compensation Committee made the following decisions:

Base Salaries

The Compensation Committee increased NEO base salaries as follows: Mr. Carpenter, 9.5%; Mr. Dill, 3.1%; Mr. Murphy, 3.3%; Mr. Gilbert, 2.9%; and Mr. Bumpus, 3.0%. Mr. Carpenter's salary was increased in recognition of the aggregate positive impact of his performance as the Company's Chief Executive Officer. The Compensation Committee believes that through Mr. Carpenter's disciplined implementation of the Company's strategic plan, the Company has experienced meaningful growth, navigated the complexities of the evolving healthcare industry and significantly increased stockholder value by approximately 94% in the last three years.

With respect to the other NEOs, the Compensation Committee determined that salary increases of approximately 3.0% were consistent with market practices within the Peer Group, and were necessary to keep executive pay competitively-positioned within the Peer Group and the Nashville healthcare market.

Annual Cash Incentive Award

Aligning Performance Metrics With Company Strategy

•
Each year, the Board of Directors and the Company's senior management work together to set the Company's financial and operational goals within the framework of the Company's long-term strategic priorities. The Compensation Committee uses the annual financial and operational goals set by the Board and senior management to establish target performance goals within each Performance Metric, which the Compensation Committee believes are aggressive and properly align incentive compensation with implementation of the Company's strategic plan. The Performance Metrics used are consistent with a quality-focused, high-growth company. As such, the use of return on investment metrics is not appropriate at this time, in relation to our business strategy.

•
The Company's performance against each of the Performance Metrics is analyzed separately, and the NEOs may earn more than or less than the target weighted payout depending on performance relative to each of the metrics' targets, subject to minimum threshold achievements and maximum payouts for each Performance Metrics (the "Achieved Cash Incentive Award").

Annual Cash Incentive Awards Achieved for 2015

The following table provides a description of each Performance Metric, the target weight given to each metric, the threshold, target and maximum performance goals, 2015 actual results and the final weighted payout for

38	2016 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

each Performance Metric. As discussed above, the weighted payout percentages achievable within each Performance Metric were pre-determined by the Compensation Committee when it evaluated and established the annual cash incentive award for 2015. The Compensation Committee sets maximum goals and maximum weights to reward superior execution on the Performance Metrics. In 2015, if the maximum goal for each Performance Metric had been achieved, then the Total Weighted Payout would have been 250%. As indicated below, based on actual 2015 financial results, Total Weighted Payout in 2015 was 163.5%.

Metric[1]	Weight	Performance Threshold[2]	Performance Target[2]	Performance Maximum[2]	2015 Results[2]	Weighted Payout

All dollar amounts, except diluted EPS, in millions.

Revenues	12.5%	$4,799.7	$5,052.3	$5,102.8	$5,049.8	12.5%

Acquisition Revenue (not derived from the Company's audited financial statements)[3]	12.5%	$215.0	$255.0	$380.0	$903.2	55.0%

Adjusted EBITDA	25.0%	$631.0	$701.1	$722.1	$701.4	25.0%

Integration EBITDA[4]	15.0%	$100.4	$111.5	$122.7	$130.6	30.0%

Adjusted Diluted EPS	25.0%	$3.61	$4.01	$4.13	$4.04	31.0%

Quality	10.0%	—	—	—	—	10.0%

Total (as a percentage of the Target Cash Incentive Award)	100.0%	—	—	—	—	163.5%

1  See Appendix A for definitions and reconciliation of non-GAAP financial measures.

2  Performance Thresholds, Performance Targets, Performance Maximums and 2015 Results have been adjusted for purposes of measuring performance in accordance with the 2015 annual cash incentive award program, when applicable, to exclude the financial performance of 2015 acquisitions and divestitures, and the impact of certain non-cash impairment charges related to divestitures and certain other normal recurring adjustments.

3  Measures 12 months trailing revenues from 2015 acquisitions (not derived from the Company's audited financial statements).

4  Measures how efficiently hospital acquisitions are transitioned into our operations and includes 2015 actual EBITDA for assets acquired in 2013, 2014 and 2015 as compared to pro forma EBITDA developed by the Company for the acquired assets at the time of their acquisition.

Annual Cash Incentive Award Formula

•
Achieved Cash Incentive Award = Base Salary × Target Award Percentage × Total Weighted Payout

•
Target Award Percentage = the percentage of base salary that can be earned by the NEO if the target goals are met for all of the Performance Metrics. For 2015, the Target Award Percentage for Mr. Carpenter was increased from 100% to 150% to keep his total direct compensation competitively positioned within the Peer Group. Messrs. Dill and Murphy's target percentages were increased from 75% to 100% in an effort to position their compensation closer to Peer Group levels. Mr. Bumpus' target award was increased from 65% to 75% to recognize the broad scope of his responsibilities and contributions as a member of the executive leadership team. In increasing these percentages, the Compensation Committee also recognized the exceptional long-term performance of Messrs. Carpenter, Dill, Murphy and Bumpus and its positive effects on long-term shareholder return.

•
Total Weighted Payout = the sum of the weighting given to each of the Performance Metrics based on achievement of Company performance goals as discussed in more detail above.

The table below sets forth each NEO's Target Award Percentage and Achieved Cash Incentive Award for 2015, both as a percentage of base salary and actual dollars received. The Achieved Cash Incentive Award was determined by multiplying the Target Award Percentage by the Total Weighted Payout shown in the previous table (163.5%).

Name	2015 Target Award Percentage (as a percentage of Base Salary)	2015 Achieved Cash Incentive Award (as a percentage of Base Salary)	2015 Achieved Cash Incentive Award (Dollars)

William F. Carpenter III	150%	245.3%	$2,820,375

David M. Dill	100%	163.5%	1,095,450

Leif M. Murphy	100%	163.5%	1,013,700

Paul D. Gilbert	75%	122.6%	649,913

John P. Bumpus	75%	122.6%	537,098

LifePoint Health, Inc. | 2016 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Awards

The Compensation Committee utilizes long-term performance-based equity incentive awards as a further means to align the compensation of the NEOs with the Company's performance and the creation of stockholder value. The Compensation Committee believes that the long-term performance of the Company should play a significant role in the NEOs' mix of total direct compensation. Approximately 74% of the CEO's total direct compensation, and an average of approximately 67% of the total average direct compensation of the other NEOs, was in the form of at-risk long-term performance-based equity incentive awards. Based on the Company's and each executive officer's positive performance in 2014, each NEO's overall long-term contributions to the Company and, in turn, their creation of stockholder value, the Compensation Committee made the following awards to the NEOs in February 2015:

Stock Option Awards

Name	Number of Options Awarded	Fair Market Value on Date of Grant

William F. Carpenter III	255,000	$4,755,750

David M. Dill	100,000	1,865,000

Leif M. Murphy	95,000	1,771,750

Paul D. Gilbert	40,000	746,000

John P. Bumpus	25,000	466,250

•
Stock option awards vest in three equal annual installments beginning on the first anniversary following the date of the grant and expire after 10 years.

•
The regularly scheduled meetings of the Compensation Committee at which stock option awards are granted do not coincide with earnings releases or other periodic filings of the Company that may have a material effect on the stock price of the Company and are scheduled in advance without regard to those events.

•
The Compensation Committee considers stock options to be performance-based because employees recognize value only if the market value of our Common Stock appreciates over time.

Performance-Based RSUs

Name	Number of RSUs Awarded	Fair Market Value on Date of Grant

William F. Carpenter III	70,000	$6,466,600

David M. Dill	25,000	2,309,500

Leif M. Murphy	20,000	1,847,600

Paul D. Gilbert	10,000	923,800

John P. Bumpus	10,000	923,800

•
Vesting of these RSUs is conditioned upon the Company's three-year annualized TSR as of December 31, 2017 relative to the Company's TSR Peer Index (the S&P GICS Sub-Industry: Healthcare Facilities with over $500 million in revenues).

•
The stock price average for the last 30 trading days in 2014 and for the last 30 trading days of 2017 will be used for determining the three-year annualized TSR during the performance period.

•
The actual amount earned will be paid out in shares of Common Stock in a number equivalent to the units granted, multiplied by the percentage achieved, as described in the table to the right.

•
See the section entitled "2016 Compensation Changes" for a discussion of changes made to the metrics used for 2016 grants of performance-based RSUs based on stockholder feedback.

Relative TSR Achieved	% of Target Awarded*

75th percentile	200%

62.5 percentile	150%

50th percentile	100%

37.5 percentile	75%

25th percentile	50%

Below 25th percentile	0%

* The award percentage will be interpolated if the level of performance achieved falls between two of the levels specified above.

40	2016 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

2015 Stockholder Engagement and Feedback

The structure of the Company's executive compensation program is and has been heavily influenced by our stockholders. We receive stockholder input via our annual say-on-pay vote and from direct discussions with stockholders and proxy advisors. Based on this feedback, we have made changes to our executive compensation program over the past several years, such as (i) shifting to relative TSR as a performance metric for our long-term, at-risk RSU grants; (ii) adding more rigorous goals to both the short-term and long-term performance metrics, (iii) including additional financial metrics directly tied to the Company's strategic objectives and the creation of shareholder value; (iv) ensuring no overlap between short-term and long-term goals and (iv) measuring long-term metrics over a three-year time frame.

Following the 2015 annual meeting of stockholders, the Compensation Committee sought feedback on executive compensation matters from stockholders owning approximately 50% of the Company's outstanding shares. While stockholders had varying opinions, the following themes emerged:

•
Many stockholders noted the positive changes the Committee made to the executive compensation plan in 2014 and complimented the Company's overall strategic direction.

•
While stockholders supported linking long-term equity incentives to TSR, they recommended the Compensation Committee consider including other performance-based metrics tied to Company strategy and specifically suggested long-term goals over which the Company had more influence and that were tied to the Company's emphasis on strategic acquisitions.

•
Stockholders also requested additional disclosure in the Company's Compensation Discussion and Analysis regarding the Committee's goal setting process and the rigor of short-term goals.

•
Stockholders appreciated the information provided at these meetings about the breadth and depth of the healthcare market in Nashville, Tennessee, explaining the fierce local competition for proven healthcare executives.

•
Stockholders also appreciated learning about why the Committee believes the current short-term metrics are the most appropriate measures for the Company's performance and enhancing stockholder value and further gained an appreciation for how rigorous the goals are, especially given the significant changes brought about by healthcare reform.
2016 Compensation and Disclosure Changes

In 2016, based on the input received from our stockholders, the Compensation Committee:

•
Effective with 2016 RSU awards, moved Integration EBITDA, which measures the EBITDA growth of acquired hospitals, from the annual cash incentive award performance metrics to the long-term equity incentive criteria, creating a second long-term incentive metric tied directly to Company strategy, again ensuring that there was no overlap between short-term and long-term goals.

Therefore, the 2016 at-risk RSU awards will be measured over a three-year time frame with approximately 30% of the 2016 RSU awards based on three-year relative TSR performance and approximately 70% of the 2016 RSU awards based on the three-year EBITDA performance of certain acquisitions. The Compensation Committee believes that Integration EBITDA is best-suited as a three-year measurement to continue to encourage disciplined acquisitions and the effective integration and efficient operation of acquired facilities, which should result in margin growth in these hospitals and increase stockholder value. This three-year focus is consistent with the Company's long-term transition and integration modeling for acquired facilities.

In addition, based on stockholder input, the Compensation Committee also:

•
Expanded the Compensation Discussion and Analysis to highlight how the executive compensation program complements and advances the Company's strategic priorities, both historically and today;
LifePoint Health, Inc. | 2016 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

•
Expanded its explanation of how the Nashville healthcare market influences the executive compensation process; and

•
Included additional information regarding the annual cash incentive goals, including the thresholds, targets, and maximums, and the calculation thereof.
How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee oversees the development and administration of the Company's compensation programs and practices, evaluates and determines the compensation of the NEOs, and administers the Company's equity-based incentive programs. The Chair of the Compensation Committee, currently Dr. Maupin, has a significant role in determining the compensation recommendations presented to the Compensation Committee.

The Compensation Committee works closely with the Company's Executive Vice President and Chief Administrative Officer, Mr. Bumpus, to review and evaluate potential changes or improvements to the Company's compensation and benefit programs.

The Lead Director, Mr. Evans, reviews the performance of the Company's Chief Executive Officer, Mr. Carpenter, based on input from all other independent directors and his own observations. Performance results are discussed with Dr. Maupin. Mr. Evans and Dr. Maupin jointly provide recommendations regarding Mr. Carpenter's compensation to the Compensation Committee. Mr. Evans also discusses the results of this performance review with Mr. Carpenter.

Mr. Carpenter provides the Compensation Committee with input regarding the performance of and compensation recommendations for other NEOs based on his direct knowledge of their contributions during the year. Mr. Carpenter does not play any role with respect to the deliberations and determinations about his own compensation.

The Compensation Committee also utilizes Mercer, its independent compensation consultant, to perform a detailed review of peer group compensation in the fourth quarter of each year. Mercer also meets regularly with and reports to the Compensation Committee in formulating recommendations for executive compensation. Further, the Compensation Committee uses "tally sheets" that quantify detailed information and dollar amounts for the last three years for each component of executive compensation, the value of all equity granted to each NEO, and the value of welfare and retirement benefits and severance payments.

Role of the Compensation Consultant

The Compensation Committee retained Mercer as its independent compensation consultant in 2015. Mercer reports directly to the Compensation Committee. A representative of Mercer attends meetings of the Compensation Committee and communicates with the Compensation Committee Chair between meetings. In 2015, Mercer provided the Compensation Committee with updates on executive compensation trends and external developments, an analysis of board of director compensation levels, a competitive evaluation of each compensation element and total compensation for the NEOs based on Peer Group proxy data (and, with respect to Mr. Bumpus, compensation survey data), and information on CEO total compensation without prior review by the CEO.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc., and, as a result, has over 500 affiliates that operate in numerous distinct areas of business unrelated to Mercer's compensation consulting practice. For services provided during 2015, the Company paid Mercer and its affiliates an aggregate of $496,000, of which $332,000 was for Mercer's services as compensation consultant and approximately $158,000 was for services in connection with due diligence reviews of benefit plans prior to acquiring certain facilities. Neither the Compensation Committee nor the Board of Directors approved in advance the services of Mercer or its affiliates that were not related to executive compensation.

42	2016 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee annually considers the independence of Mercer in accordance with SEC rules and NASDAQ listing standards. In 2015, the Compensation Committee assessed Mercer's independence, taking into account the following factors:

•
provision of other services to the Company by Mercer and its affiliates other than its services to the Compensation Committee;

•
the amount of fees paid by the Company to the consultant and its affiliates as a percent of the consultant's total revenue;

•
the policies and procedures the consultant has in place to prevent conflicts of interest;

•
any business or personal relationships between the consultant and the members of the Compensation Committee;

•
any ownership of Company stock by the individuals performing consulting services for the Compensation Committee; and

•
any business or personal relationship of Mercer with an executive officer of the Company.

After consideration of the factors above, the Compensation Committee determined that Mercer is independent and that no conflicts of interest exist.

Risk Considerations

As part of its ongoing review of the Company's executive compensation program, the Compensation Committee considers the risk profile of the program. The Compensation Committee has concluded that the Company's executive compensation program does not encourage unnecessary or excessive risk-taking and includes an appropriate balance of short-term and long-term metrics that do not overlap. See the section entitled "Board Oversight of Risk" on page 25 for an additional discussion of the Board's role in risk considerations.

Other Compensation Policies and Information

Additional Compensation Elements

Retirement and Deferred Compensation Benefits

The provision of retirement benefits is necessary to remain competitive with our Peer Group and to attract and retain executives. We make available the following retirement benefits to encourage and reward the NEOs for their continued service.

•
401(k) Plan.  The NEOs participate in the LifePoint Health Retirement Plan (the "Retirement Plan"), a tax-qualified defined contribution retirement plan that is a part of our broad-based employee benefit program. The NEOs participate in the Retirement Plan on the same basis as other employees. The purpose of the Retirement Plan is to assist our employees in saving for retirement and to aid the Company in employee retention and recruitment. Eligible employees may elect to contribute a portion of their compensation to the Retirement Plan, and the Company may in its discretion make matching contributions based on each employee's contributions. Employees decide the investments in which their accounts are invested. Benefits under the Retirement Plan are based solely on each employee's contributions, matching contributions and return on investment.

•
Deferred Compensation Plan.  The NEOs and certain other senior executives and employed physicians of the Company are eligible to participate in the Company's deferred compensation plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan provides participants with an opportunity to defer up to 50% of their base salary and up to 100% of their annual incentive awards that would otherwise be paid during a given calendar year. The Deferred Compensation Plan allows participants to defer up to 100% of any performance-based RSUs if allowed under the applicable RSU award agreement.

In addition, the Company may make a matching contribution to the Deferred Compensation Plan on behalf of the NEOs based on the amount of compensation the NEO defers. The match is intended to further incentivize the NEOs for their continued service and to remain competitive with our Peer Group. Eligibility for the match is conditioned on the NEO deferring payment until age 62 or their separation from service. The NEOs must elect to defer a minimum amount of compensation each year to receive the match; however, there is also a limit on the amount of deferred compensation that may be matched per year.

LifePoint Health, Inc. | 2016 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

Employee Benefits

In addition to the Retirement Plan, our NEOs are eligible to participate in the Company's broad-based health and welfare benefits programs on the same basis as other employees, including medical, dental, vision, group life, and disability insurance. The Company also provides a supplemental long-term disability plan to accommodate certain employees, including the NEOs, who cannot receive a maximum payout under the existing long-term disability plan because of limitations within the plan. However, the Company does not consider this to be a significant component of our NEO compensation program.

No Supplemental Retirement Plan

The Company does not provide a separate supplemental executive retirement plan to the NEOs.

No Perquisites

The Company does not provide perquisites such as cars or car allowances, club memberships, financial planning or tax preparation assistance.

Stock Ownership Guidelines

In addition to utilizing the compensation structure to promote a long-term perspective in managing the Company, the Compensation Committee has established stock ownership guidelines as a way to further align the interests of executives and directors with the interests of stockholders. The stock ownership guidelines require:

•
Senior executives of the Company, including the NEOs, to own Common Stock equal in value to three times their annual base salary; and

•
Non-employee directors of the Company to own Common Stock equal in value to three times their annual retainer.

The Compensation Committee monitors compliance with these guidelines on an annual basis. As of December 31, 2015, the value of stock owned by each NEO based on the closing price of the Company's Common Stock on December 31, 2015 exceeds the applicable minimum stock ownership requirement.

Recoupment Policy

The Company's executive officers, including the NEOs, are subject to a Recoupment Policy Relating to Unearned Incentive Compensation of Executive Officers (the "Recoupment Policy"). Generally, the Recoupment Policy gives the Board of Directors the discretion to take appropriate action against an executive officer who has committed fraud that requires a restatement of the Company's financial statements. Subject to certain parameters set forth in the Recoupment Policy, the Board of Directors may require reimbursement of any (a) incentive compensation paid to an executive officer; and (b) gains realized by an executive officer upon the exercise of any equity-based awards previously made to such person that vested after the date of adoption of the Recoupment Policy.

The complete text of the Recoupment Policy is posted under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

Change in Control

The NEOs are covered by the Company's Change in Control Severance Plan (the "Change in Control Plan"), which has a "double trigger," providing cash severance payments and certain benefits to the NEOs on a change in control only if the employment of the NEOs is subsequently terminated or materially diminished. For more information about the Change in Control Plan, please see the section entitled "Potential Payments upon Termination or Change in Control" on page 52.

Prohibitions on Hedging and Pledging

We believe our directors and officers and all employees located at our Health Support Center should not speculate or hedge their interests in the Company's securities. As a result, our Insider Trading Policy prohibits these directors, officers and employees from engaging in short sales, collars, equity swaps and other similar transactions where they may no longer have the same objective as our stockholders.

44	2016 Proxy Statement | LifePoint Health, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Additionally, these individuals are restricted from holding the Company's securities in a margin account or pledging the Company's securities as collateral for a loan. An exception to the pledge restriction may be granted by the Company's Chief Legal Officer if the individual clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No NEO or director of the Company currently has any pledging arrangements in place.

The complete text of the Insider Trading Policy is posted under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net.

LifePoint Health, Inc. | 2016 Proxy Statement	45

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Executive Officers of the Company

The following list identifies the name, age and position(s) of the executive officers and other significant employees of the Company:

Name	Age	Position

William F. Carpenter III	61	Chairman and Chief Executive Officer

David M. Dill	47	President and Chief Operating Officer

Leif M. Murphy	48	Executive Vice President, Chief Financial Officer and Chief Development Officer

Paul D. Gilbert	49	Executive Vice President, Chief Legal Officer and Corporate Governance Officer

John P. Bumpus	55	Executive Vice President and Chief Administrative Officer

Michael S. Coggin	46	Senior Vice President and Chief Accounting Officer

Russell L. Holman, M.D.	48	Chief Medical Officer

Victor Giovanetti	52	President — Western Group

R. Scott Raplee	50	President — Central Group

Jeffrey G. Seraphine	46	President — Eastern Group

The term of each executive officer runs until his successor is appointed by the Board, or until his earlier death, resignation or removal. Below is a biographical summary of the experience of the executive and senior officers of the Company. Information pertaining to Mr. Carpenter, who is both a director and an executive officer of the Company, may be found in the section entitled "Continuing Directors — Class III Directors" on page 16.

David M. Dill has served as President of the Company since January 2011 and as Chief Operating Officer of the Company since April 2009. Mr. Dill served as Executive Vice President from February 2008 to January 2011. Mr. Dill joined the Company in July 2007 as Chief Financial Officer and continued to serve in that role until April 2009. From March 2006 until Mr. Dill joined the Company, he served as executive vice president of Fresenius Medical Care North America and as chief executive officer of one of two United States divisions of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA. Mr. Dill previously served as executive vice president, chief financial officer and treasurer of Renal Care Group, Inc., a publicly traded dialysis services company, from November 2003 until Renal Care Group was acquired by Fresenius Medical Care in March 2006. From 1996 to November 2003, Mr. Dill served in various finance and accounting roles with Renal Care Group, Inc. Mr. Dill served as a member of the board of directors of Psychiatric Solutions, Inc., a behavioral health services company, from 2005 until 2010.

Leif M. Murphy has served as Executive Vice President and Chief Development Officer since joining the Company in October 2011. In addition, Mr. Murphy has served as the Company's Chief Financial Officer since September 14, 2013. From October 2008 to October 2011, Mr. Murphy served as president and chief executive officer of DSI Renal, Inc., a dialysis services company. Mr. Murphy was senior vice president and treasurer at Caremark, Inc., the largest pharmacy healthcare provider in the United States, from April 2006 to October 2008. From 1999 to 2006, Mr. Murphy served in various senior leadership roles with Renal Care Group, Inc. and its predecessors.

Paul D. Gilbert has served as Executive Vice President, Chief Legal Officer and Corporate Governance Officer of the Company since February 2008 and also served as Corporate Secretary from December 15, 2010 until June 6, 2012. From February 2009 until October 2011, Mr. Gilbert also served as the Company's Chief Development Officer. From August 2006 until February 2008, Mr. Gilbert served as Senior Vice President, General Counsel, Secretary and Corporate Governance Officer of the Company. Prior to such time, Mr. Gilbert was a partner in the law firm of Waller Lansden Dortch & Davis, LLP from January 1999 to August 2006. While in private practice, Mr. Gilbert advised hospitals and healthcare systems in the acquisition, affiliation, joint venture, sale or merger of acute care hospitals and behavioral or psychiatric hospitals throughout the United States and the Caribbean.

46	2016 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

John P. Bumpus has served as Executive Vice President and Chief Administrative Officer of the Company since February 2008. From April 2005 until February 2008, Mr. Bumpus served as Senior Vice President, Human Resources and Administration of the Company. Prior to joining the Company in April 2005, Mr. Bumpus served as vice president — human resources with Province Healthcare Company.

Michael S. Coggin has served as Senior Vice President and Chief Accounting Officer of the Company since December 2008. From September 2007 until December 2008, Mr. Coggin served as chief financial officer of Specialty Care Services Group, a multi-service line healthcare provider primarily focused on providing perfusion and auto-transfusion services to hospitals. Mr. Coggin was a senior vice president in the finance, accounting and internal audit groups of Renal Care Group, Inc. from April 2004 until its acquisition by Fresenius Medical Care AG & Co. KGaA in March 2006. Following the acquisition, Mr. Coggin provided finance and accounting oversight for business units within the East Division of Fresenius. Prior to that time, Mr. Coggin was an audit manager at KPMG Peat Marwick in Nashville, Tennessee.

Russell L. Holman, M.D.    became the Company's Chief Medical Officer in February 2013. Dr. Holman oversees the Company's quality and clinical effectiveness, care management, disease management, patient safety and satisfaction, physician engagement, appropriateness of care and ancillary resource utilization. Prior to joining the Company, Dr. Holman served as chief clinical officer of Cogent HMG, where he served in executive leadership roles for eight years. Previously, he served as medical director of hospital services for HealthPartners Medical Group & Clinics in Bloomington, Minnesota, and assistant director of the Internal Medicine Residency Program at the University of Minnesota. Among Dr. Holman's professional accomplishments, in 1996 he founded one of the earliest hospitalist programs for Regions Hospital in St. Paul, Minnesota. In 2000, he created one of the nation's first postgraduate Fellowship Programs in Hospital Medicine for HPMG&C. In 2007, he co-authored and edited the textbook, Comprehensive Hospital Medicine.

Victor Giovanetti has served as President of the Company's Western Group since July 2015. Prior to assuming his current position, Mr. Giovanetti served as Chief Operating Officer of the Company's Eastern Group. Mr. Giovanetti joined the Company in July 2013 and has more than 25 years of management experience in operations, legal, financial, clinical and strategic aspects of healthcare administration. Prior to joining the Company, his positions included president of HCA Lewis-Gale Regional Health System in Roanoke, Virginia, chief executive officer and chief operating officer of Southern Hills Medical Center in Nashville, Tennessee, and various management roles with HCA, Symbion and other healthcare organizations in Georgia.

R. Scott Raplee has served as President of the Company's Central Group since February 2013. Mr. Raplee is a founding employee of LifePoint and began his tenure as the Company's National Division Chief Financial Officer in 1999. Since then, he has served in various roles, including as Operations Chief Financial Officer, Senior Vice President and Operations President, and Senior Vice President and President of Operations Planning and Support, until his appointment as Central Group President.

Jeffrey G. Seraphine has served as President of the Company's Eastern Group since February 2013. Mr. Seraphine is a founding employee of the Company and, since 1999, has served in various roles, including as President of the Company's Delta Division and as CEO of several of the Company's hospitals. Prior to joining LifePoint, Mr. Seraphine served in hospital administration roles with Hospital Corporation of America (HCA) in Florida.

LifePoint Health, Inc. | 2016 Proxy Statement	47

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the Company's Named Executive Officers, which consist of the CEO, the CFO, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2015.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	All Other Compen- sation(5)	Total

William F. Carpenter III	2015	$1,150,000	—	$6,466,600	$4,755,750	$2,820,375	$7,964	$15,200,689
Chairman and	2014	1,050,000	—	6,287,450	2,720,250	2,283,750	7,147	12,348,597
Chief Executive Officer	2013	1,000,000	—	4,434,000	2,394,000	520,000	6,664	8,354,664

David M. Dill	2015	$670,000	—	$2,309,500	$1,865,000	$1,095,450	$131,662	$6,071,612
President and	2014	650,000	—	3,106,740	1,395,000	1,272,375	6,362	6,430,477
Chief Operating Officer	2013	625,000	—	2,217,000	1,197,000	292,500	6,587	4,338,087

Leif M. Murphy	2015	$620,000	—	$1,847,600	$1,771,750	$1,013,700	$131,071	$5,384,121
Executive Vice President,	2014	600,000	—	2,219,100	906,750	978,750	5,897	4,710,497
Chief Financial Officer and	2013	481,154	—	1,567,950	894,600	189,150	5,399	3,138,253
Chief Development Officer

Paul D. Gilbert	2015	$530,000	—	$923,800	$746,000	$649,913	$6,777	$2,856,490
Executive Vice President,	2014	515,000	—	1,257,490	530,100	840,094	6,776	3,149,460
Chief Legal Officer and	2013	500,000	—	886,800	478,800	195,000	6,569	2,067,169
Corporate Governance
Officer

John P. Bumpus	2015	$438,000	—	$923,800	$466,250	$537,098	$8,328	$2,373,476
Executive Vice President,	2014	425,000	—	1,035,580	404,550	600,844	7,585	2,473,559
Chief Administrative	2013	375,000	—	753,780	418,950	126,750	7,026	1,681,506
Officer

(1)
Reflects discretionary cash bonuses. No such bonuses were paid in 2013, 2014 or 2015.

(2)
Reflects the grant date fair value for restricted stock awards and RSUs granted under the Amended and Restated Long-Term Incentive Plan ("LTIP") and RSUs granted under the 2013 Plan, as applicable, in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 9 to the Company's financial statements included in the 2015 Annual Report on Form 10-K. With respect to 2014 and 2015, the fair value of these performance-based RSUs was determined at their Monte-Carlo simulation value based on the probable target outcome (or 100%) of the conditions at grant date. Amounts payable can range from 0% to 200% of the target awards.

(3)
Reflects the grant date fair value for stock option awards granted under the LTIP and the 2013 Plan, as applicable, in accordance with ASC 718-10. The assumptions used in calculating the values are set forth in Note 9 to the Company's financial statements included in the 2015 Annual Report on Form 10-K.

(4)
Reflects annual cash incentive awards earned under the Executive Performance Incentive Plan ("EPIP"). See "Compensation Discussion and Analysis — 2015 Compensation" on page 38 for a discussion of the Company's annual cash incentive awards.

(5)
Amounts shown in this column for 2015 include the following:

	Carpenter	Dill	Murphy	Gilbert	Bumpus

Premiums for long-term disability insurance	$4,329	$2,762	$2,998	$2,877	$3,685

Matching contributions under our Retirement Plan	3,635	3,900	3,073	3,900	4,643

Matching contributions under our Deferred Compensation Plan	—	125,000	125,000	—	—

48	2016 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive plan awards granted to the NEOs in 2015, including: (1) the grant date; (2) possible future payouts under non-equity incentive plan awards and estimated future payouts under equity incentive plan awards; (3) the number of shares underlying all other stock awards; (4) the number of shares underlying all other stock option awards; (5) the exercise price of the stock option awards, which reflects the closing price of the Common Stock on the most recent trading date before the date of grant; and (6) the grant date fair value of each equity award computed under ASC 718-10.

								All Other	All Other
					Estimated Future Payouts			Stock	Option
		Estimated Future Payouts Under			Under Equity Incentive Plan			Awards:	Awards:		Grant Date
		Non-Equity Incentive Plan Awards(1)			Awards(2)			Number of	Number of	Exercise or	Fair Value of
								Shares of	Securities	Base Price	Stock and
	Grant							Stock or	Underlying	of Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(3)	Awards(4)

Carpenter	N/A	$86,250	$1,725,000	$4,312,500	—	—	—	—	—	$—	$—
	02/24/15	—	—	—	35,000	70,000	140,000	—	—	—	6,466,600
	02/24/15	—	—	—	—	—	—	—	255,000	71.00	4,755,750

Dill	N/A	$33,500	$670,000	$1,675,000	—	—	—	—	—	$—	$—
	02/24/15	—	—	—	12,500	25,000	50,000	—	—	—	2,309,500
	02/24/15	—	—	—	—	—	—	—	100,000	71.00	1,865,000

Murphy	N/A	$31,000	$620,000	$1,550,000	—	—	—	—	—	$—	$—
	02/24/15	—	—	—	10,000	20,000	40,000	—	—	—	1,847,600
	02/24/15	—	—	—	—	—	—	—	95,000	71.00	1,771,750

Gilbert	N/A	$19,875	$397,500	$993,750	—	—	—	—	—	$—	$—
	02/24/15	—	—	—	5,000	10,000	20,000	—	—	—	923,800
	02/24/15	—	—	—	—	—	—	—	40,000	71.00	746,000

Bumpus	N/A	$16,425	$328,500	$821,250	—	—	—	—	—	$—	$—
	02/24/15	—	—	—	5,000	10,000	20,000	—	—	—	923,800
	02/24/15	—	—	—	—	—	—	—	25,000	71.00	466,250

(1)
Reflects annual cash incentive awards granted under the EPIP where receipt is contingent upon the achievement of certain performance goals. Threshold amount is equal to 5% of target amount. Maximum amount is equal to 375% of base salary for Mr. Carpenter, 250% of base salary for Messrs. Dill and Murphy, and 187.5% of base salary for Messrs. Gilbert and Bumpus. For more information about the annual cash incentive awards and performance goals for the NEOs, please refer to the section above entitled "Compensation Discussion and Analysis."

(2)
Reflects RSUs where vesting in any level of payout is contingent upon the achievement of certain performance goals defined by the Compensation Committee and continued employment with the Company through the third anniversary of the date of grant. For more information about the Performance Metrics for the NEOs, please refer to the section above entitled "Compensation Discussion and Analysis."

(3)
Reflects the fair market value of a share of Common Stock on the date of grant, defined in the 2013 Plan as the closing sales price of the Common Stock on the trading day immediately preceding the date of grant.

(4)
Reflects the grant date fair value of stock and option awards granted under the 2013 Plan in accordance with ASC 718-10. The assumptions used in calculating the grant date fair values of option awards are set forth in Note 9 to the Company's financial statements included in the 2015 Annual Report on Form 10-K. The fair value of these performance-based RSUs was determined at their Monte-Carlo simulation value based on the probable target outcome (or 100%) of the conditions at grant date.
LifePoint Health, Inc. | 2016 Proxy Statement	49

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information on the current holdings of option and stock awards for each NEO outstanding as of the end of the 2015 fiscal year. These tables include unexercised and unvested option awards and unvested restricted stock and RSU awards with vesting conditions that were not satisfied as of December 31, 2015. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following these tables, based on the option or stock award grant date. For additional information about the option and other equity awards, see the description of equity-based incentive compensation in the section above entitled "Compensation Discussion and Analysis."

Option Awards
				Equity Incentive
				Plan Awards:
				Number of
		Number of		Securities
		Securities Underlying Unexercised		Underlying
		Options		Unexercised	Option	Option
	Option Award			Unearned	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Options	Price	Date

Carpenter	02/28/08	100,000	—	—	$25.79	02/28/2018
	02/24/09	200,000	—	—	21.41	02/24/2019
	02/23/10	235,000	—	—	31.51	02/23/2020
	02/23/11	165,000	—	—	35.88	02/23/2021
	02/21/12	200,000	—	—	39.97	02/21/2022
	02/19/13	133,334	66,666(1)	—	44.34	02/19/2023
	02/25/14	65,000	130,000(2)	—	52.90	02/25/2024
	02/24/15	—	255,000(3)	—	71.00	02/24/2025

Dill	05/08/07	20,000	—	—	$38.22	05/08/2017
	02/28/08	45,000	—	—	25.79	02/28/2018
	02/24/09	60,000	—	—	21.41	02/24/2019
	02/23/10	60,000	—	—	31.51	02/23/2020
	02/23/11	70,000	—	—	35.88	02/23/2021
	02/21/12	100,000	—	—	39.97	02/21/2022
	02/19/13	66,667	33,333(1)	—	44.34	02/19/2023
	02/25/14	33,333	66,667(2)	—	52.90	02/25/2024
	02/24/15	—	100,000(3)	—	71.00	02/24/2025

Murphy	12/13/11	49,666	—	—	$36.29	12/13/2021
	02/21/12	40,000	—	—	39.97	02/21/2022
	02/19/13	26,667	13,333(1)	—	44.34	02/19/2023
	09/10/13	23,334	11,666(4)	—	45.41	09/10/2023
	02/25/14	21,666	43,334(2)	—	52.90	02/25/2024
	02/24/15	—	95,000(3)	—	71.00	02/24/2025

Gilbert	02/21/12	13,334	—	—	$39.97	02/21/2022
	02/19/13	26,667	13,333(1)	—	44.34	02/19/2023
	02/25/14	12,666	25,334(2)	—	52.90	02/25/2024
	02/24/15	—	40,000(3)	—	71.00	02/24/2025

Bumpus	02/24/09	15,000	—	—	$21.41	02/24/2019
	02/23/10	45,000	—	—	31.51	02/23/2020
	02/23/11	35,000	—	—	35.88	02/23/2021
	02/21/12	35,000	—	—	39.97	02/21/2022
	02/19/13	23,334	11,666(1)	—	44.34	02/19/2023
	02/25/14	9,666	19,334(2)	—	52.90	02/25/2024
	02/24/15	—	25,000(3)	—	71.00	02/24/2025

(1)
These options became exercisable on February 19, 2016.

(2)
One-half of these options became exercisable on February 25, 2016 and the remainder will become exercisable on February 25, 2017.

(3)
One-third of these options became exercisable on February 24, 2016, and the remaining two-thirds will become exercisable one-half on February 24, 2017 and the remainder on February 24, 2018.

(4)
This one-time, special grant of options becomes exercisable September 10, 2016.
50	2016 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

		Stock Awards
					Equity Incentive Plan
				Equity Incentive Plan	Awards: Market or
				Awards: Number of	Payout Value of
		Number of Shares	Market Value of	Unearned Shares,	Unearned Shares,
		or Units of Stock	Shares or Units of	Units or Other Rights	Units or Other Rights
	Stock Award	That Have Not	Stock That Have Not	That Have Not	That Have Not
Name	Grant Date	Vested	Vested	Vested	Vested(5)

Carpenter	02/19/13	—	$—	100,000(1)	$7,340,000
	02/25/14	—	—	85,000(2)	6,239,000
	02/24/15	—	—	70,000(3)	5,138,000

Dill	02/19/13	—	—	50,000(1)	3,670,000
	02/25/14	—	—	42,000(2)	3,082,800
	02/24/15	—	—	25,000(3)	1,835,000

Murphy	02/19/13	—	—	20,000(1)	1,468,000
	09/10/13	—	—	15,000(4)	1,101,000
	02/25/14	—	—	30,000(2)	2,202,000
	02/24/15	—	—	20,000(3)	1,468,000

Gilbert	02/19/13	—	—	20,000(1)	1,468,000
	02/25/14	—	—	17,000(2)	1,247,800
	02/24/15	—	—	10,000(3)	734,000

Bumpus	02/19/13	—	—	17,000(1)	1,247,800
	02/25/14	—	—	14,000(2)	1,027,600
	02/24/15	—	—	10,000(3)	734,000

(1)
Vesting of these RSUs was conditioned upon (i) the executive's continued employment with the Company through February 19, 2016 and (ii) achievement in fiscal year 2013, 2014 or 2015 of either Revenues of $3,706.8 million or Adjusted EBITDA of $561.2 million. The Compensation Committee has certified the achievement of these performance goals and the RSUs vested on February 19, 2016.

(2)
Vesting of these RSUs is conditioned upon (i) the executive's continued employment with the Company through February 25, 2017 and (ii) the Company's three-year annualized TSR as of December 31, 2016 relative to the TSR Peer Index. The number of RSUs is based on the target outcome of the performance conditions.

(3)
Vesting of these RSUs is conditioned upon (i) the executive's continued employment with the Company through February 24, 2018 and (ii) the Company's three-year annualized TSR as of December 31, 2017 relative to the TSR Peer Index. The number of RSUs is based on the target outcome of the performance conditions.

(4)
Reflects a one-time special grant of RSUs in connection with Mr. Murphy's appointment as CFO. Vesting of these restricted stock units is conditioned upon (i) Mr. Murphy's continued employment with the Company through September 10, 2016 and (ii) achievement in fiscal year 2014 or 2015 of either Revenues of $3,706.8 million or Adjusted EBITDA of $561.2 million. The Compensation Committee has certified the achievement of these performance goals, however, the vesting of these awards remains subject to Mr. Murphy's continued employment with the Company through September 10, 2016.

(5)
Reflects the value of restricted stock and RSUs based on the closing price of the Common Stock as of December 31, 2015.
LifePoint Health, Inc. | 2016 Proxy Statement	51

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested at Fiscal Year-End

The following table provides information for each NEO on (1) stock option awards exercised during 2015, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired during 2015 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and brokerage commission.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Carpenter	—	$ —	105,180	$ 7,429,050

Dill	70,000	2,675,439	53,209	3,763,642

Murphy	334	16,612	20,624	1,458,019

Gilbert	—	—	20,000	1,403,600

Bumpus	—	—	17,648	1,244,523

Nonqualified Deferred Compensation

The following table provides information as of December 31, 2015 regarding the NEOs' participation in our Deferred Compensation Plan. The Deferred Compensation Plan allows participates to defer up to 50% of their base salary and up to 100% of their annual cash incentive awards and performance-based RSUs. Additionally, the Company may make a matching contribution on behalf of the NEOs based on the amount of compensation the NEO defers. Please see "Compensation Discussion and Analysis — Other Compensation Policies and Information" on page 43 for more details regarding the Deferred Compensation Plan.

Name(1)	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings/(Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Dill	$ 500,000	$ 125,000	($6.83)	—	$ 626,580

Murphy	500,000	125,000	—	—	625,000

(1)
As of December 31, 2015, Messrs. Dill and Murphy are the only NEOs who have deferred compensation under the Deferred Compensation Plan.

(2)
All contributions shown are included in the "Stock Awards" column of the 2015 Summary Compensation Table. The executives deferred a portion of their February 24, 2015 RSU grant. The receipt of these RSUs is subject to achievement of performance conditions and the executive's continued employment with the Company until February 24, 2018. See page 40 for a discussion of the applicable performance conditions.

(3)
All Company matching contributions shown are included in the "All Other Compensation" column of the 2015 Summary Compensation Table.

(4)
The receipt of the executive contribution portion of this balance is subject to achievement of certain performance conditions and the executive's continued employment with the Company until February 24, 2018. See page 40 for a discussion of the applicable performance conditions.
Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control of the Company.

52	2016 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

Change in Control Arrangements

The Company maintains the Change in Control Plan for certain corporate employees, including the NEOs. The Change in Control Plan provides benefits to those eligible corporate employees of the Company who

•
are terminated within 18 months after a change in control for any reason other than "cause" (as defined in the Change in Control Plan),

•
are not offered a position by the Company or a successor entity that is substantially equivalent to the one held with the Company immediately prior to the change in control, or

•
voluntarily terminates employment within 18 months following a change in control because employment by the successor entity is modified so that the position is no longer "substantially equivalent" (as defined in the Change in Control Plan) to the position held immediately prior to the change in control.

Under these circumstances, an affected NEO is entitled to receive a lump sum severance payment of three times the sum of the executive's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus the target cash bonus amount that the executive would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved.

The Company will also provide each terminated NEO, at no greater cost than prior to the change in control, with participation in medical, life, disability and similar benefit plans that were offered to similarly situated employees of the Company immediately prior to the change in control. If these benefits are provided pursuant to continuation rights pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, the Company will waive all premiums that would otherwise be due by the executive at the time of severance for 12 months. In addition, each participant is indemnified against excise taxes that are imposed on change in control payments under Section 4999 of the Internal Revenue Code ("Tax Code"). Benefits under this plan are offset by any other payments that the participant is entitled to receive under any other agreement, plan or arrangement upon a change in control of the Company. If a change in control occurs during a period when performance goals of an award have not been achieved, the Compensation Committee, in its discretion, may authorize payment to an NEO of the target bonus amount, or a portion of such amount, that would be payable under an award. The payment of the awards will be made, at the discretion of the Compensation Committee, after the end of the performance period or the change in control.

Under the Company's Management Stock Purchase Plan ("MSPP"), upon a change in control, restricted shares of Common Stock purchased under the MSPP become unrestricted. The LTIP and the 2013 Plan provide for full vesting of outstanding awards granted to employees, including the NEOs, following a change in control to the extent the rights under such awards have not been previously forfeited. Full vesting will only occur if (1) the successor entity does not assume the awards or provide similar awards to replace the awards issued under the LTIP or the 2013 Plan, or, (2) if the awards are assumed or replaced and employment is terminated within 18 months (24 months in the case of outstanding awards under the 2013 Plan) after the change in control by the successor entity without cause or by the employee because the position offered by the successor is not "substantially equivalent" (as defined in the applicable plan) to the one held with the Company immediately prior to the change in control.

The amount of compensation payable to Mr. Carpenter if certain events had occurred on December 31, 2015 is shown in the table below.

Event	Cash Payments	Stock Options (unvested)	RSUs (unvested)	Insurance Benefits	Excise Tax Gross-up

Involuntary termination without cause	$ 6,867,500(1)	$ —	$ —	$ 46,408(5)	$ —

Termination related to change in control	8,625,000(2)	5,214,314(3)	30,094,000(4)	23,204(6)	$ 12,715,121(7)

(1)
Reflects a severance payment of Mr. Carpenter's base salary as of December 31, 2015 for 24 months after termination plus an amount equal to two times the last bonus payment made to Mr. Carpenter in the prior fiscal year in accordance with the Carpenter Severance Agreement (as defined below). The severance payment to Mr. Carpenter is payable in several installments.
LifePoint Health, Inc. | 2016 Proxy Statement	53

EXECUTIVE COMPENSATION

(2)
Reflects a severance payment of three times the sum of (a) the rate of Mr. Carpenter's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) Mr. Carpenter's target annual cash incentive award amount, in accordance with the Change in Control Plan.

(3)
Reflects the intrinsic value of the outstanding, unvested stock options, which become vested in accordance with the LTIP or the 2013 Plan, as applicable, in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but Mr. Carpenter's employment is terminated without cause or for good reason, as set forth in the LTIP or the 2013 Plan, as applicable.

(4)
Reflects the intrinsic value of the outstanding, unvested RSUs, which become vested in accordance with the LTIP and the 2013 Plan in the event either (a) a surviving or acquiring entity does not assume such restricted shares and RSUs or substitute similar awards for such restricted shares and RSUs or (b) a surviving or acquiring entity assumes such restricted shares and RSUs or substitutes such restricted shares and RSUs with similar awards but Mr. Carpenter's employment is terminated without cause or for good reason, as set forth in the LTIP or the 2013 Plan, as applicable. Additionally, for RSUs subject to relative TSR performance, reflects the full vesting of these awards at their maximum payout at 200% of target.

(5)
Reflects the premiums for medical, dental, accidental death and dismemberment and life insurance benefits for a 24-month period in accordance with the Carpenter Severance Agreement, as discussed further below in the "Executive Compensation — Termination Agreements" section.

(6)
Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(7)
Reflects a payment of all excise taxes imposed under Section 4999 of the Internal Revenue Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2010 through 2014.

The amount of compensation payable to each other NEO entitled to benefits if a termination related to a change in control had occurred on December 31, 2015 is shown in the table below.

Executive	Cash Payments(1)	Stock Options (unvested)(2)	RSUs (unvested)(3)	Insurance Benefits(4)	Excise Tax Gross-up(5)

Dill	$ 4,020,000	2,575,330	13,505,600	$ 20,867	$ 5,935,537

Murphy	3,720,000	1,830,335	9,909,000	21,062	5,140,950

Gilbert	2,782,500	1,002,804	5,431,600	20,491	—

Bumpus	2,299,500	795,361	4,771,000	21,665	2,206,372

(1)
Reflects a severance payment of three times the sum of (a) the rate of the executive's normal annual compensation, which rate shall not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (b) the executive's target annual cash incentive award amount, in accordance with the Change in Control Plan.

(2)
Reflects the intrinsic value of the outstanding, unvested options, which become vested in accordance with the LTIP or the 2013 Plan, as applicable, in the event either (a) a surviving or acquiring entity does not assume such options or substitute similar awards for such options or (b) a surviving or acquiring entity assumes such options or substitutes such options with similar awards but the executive's employment is terminated without cause or for good reason, as set forth in the LTIP and the 2013 Plan, as applicable.

(3)
Reflects the intrinsic value of the outstanding, unvested RSUs, which become vested in accordance with the LTIP or the 2013 Plan, as applicable, in the event either (a) a surviving or acquiring entity does not assume such restricted shares and RSUs or substitute similar awards for such restricted shares and RSUs or (b) a surviving or acquiring entity assumes such restricted shares and RSUs or substitutes such restricted shares and RSUs with similar awards but the executive's employment is terminated without cause or for good reason, as set forth in the LTIP or the 2013 Plan, as applicable. Additionally, for RSUs subject to relative TSR performance, reflects the full vesting of these awards at their maximum payout at 200% of target.

(4)
Reflects the premiums for medical, dental and life insurance benefits for a 12-month period in accordance with the Change in Control Plan.

(5)
Reflects a payment of all excise taxes imposed under Section 4999 of the Internal Revenue Code and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Change in Control Plan. This calculation assumes maximum federal and state income and Medicare tax rates and is based on a five-year average of earnings reported on Form W-2 for the tax years 2010 through 2014.
54	2016 Proxy Statement | LifePoint Health, Inc.

EXECUTIVE COMPENSATION

Termination Agreements

HSCGP, LLC, a wholly-owned subsidiary of the Company ("HSCGP"), is party to the Amended and Restated Executive Severance and Restrictive Covenant Agreement dated December 11, 2008 (as amended, the "Carpenter Severance Agreement") with Mr. Carpenter. In the event that Mr. Carpenter is terminated by HSCGP (other than pursuant to a change in control as discussed below), the Carpenter Severance Agreement specifies the respective rights and obligations of HSCGP and Mr. Carpenter.

Pursuant to the Carpenter Severance Agreement, Mr. Carpenter continues to be employed at will and receives compensation in an amount determined by the Board of Directors or a committee of the Board. The Carpenter Severance Agreement includes provisions that prohibit Mr. Carpenter from competing with or soliciting employees or consultants of the Company and its affiliates during his employment period and for a period of 24 months thereafter or disclosing confidential information of the Company and its affiliates. The Carpenter Severance Agreement imposes certain obligations on the Company upon the termination of Mr. Carpenter's employment, including, if he is involuntarily terminated, except for "cause" (as defined in the Carpenter Severance Agreement) or in certain circumstances, the continuation of certain benefits for a period of 24 months and the payment of severance (in addition to his salary and any earned but unpaid bonus through the date of termination). Any such severance received by Mr. Carpenter would be conditioned upon Mr. Carpenter's release of all claims against the Company and be paid in a lump sum amount equal to two times the sum of his then current base salary plus an amount equal to his bonus earned for the prior fiscal year. The commencement of the severance payments may be delayed for a period of six months if such delay is required for compliance with Section 409A of the Tax Code.

Other than pursuant to the EPIP, LTIP, 2013 Plan, MSPP, Change in Control Plan, Deferred Compensation Plan and other similar compensation (or deferral) plans, no other NEO is party to any severance, employment, confidentiality, non-compete or non-solicitation agreement with the Company.

Retirement and Termination Arrangements

Under the EPIP, upon the retirement of a participant in the EPIP during a period when performance goals of an award are achieved, the award may be paid in full or may be prorated based on the number of full months that lapsed in the performance period as of the date of the retirement, at the sole and absolute discretion of the Compensation Committee. Upon the death or disability of a participant in the EPIP, if the Company achieves the performance goals specified in an award, the participant in the EPIP, or such participant's estate, will be eligible to receive payments under the award. Such award may be paid in full or may be prorated based on the number of full months that have elapsed in the performance period as of the date of the death or disability, at the sole and absolute discretion of the Compensation Committee. If, however, the Company fails to achieve the performance goals, the Compensation Committee may also in its discretion pay all or a portion of the award.

LifePoint Health, Inc. | 2016 Proxy Statement	55

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The tables below set forth certain information as of March 31, 2016 (unless otherwise indicated) regarding beneficial ownership of Common Stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director, nominee for director and NEO of the Company who owns Common Stock and (3) all directors and executive officers as a group. As of March 31, 2016, there were 43,408,370 shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,544,144(1)	8.14%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,110,766(2)	7.1

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,043,276(3)	6.99

American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111	2,597,747(4)	5.97

(1)
As reported in the Schedule 13G/A filed on February 9, 2016 with the SEC, the beneficial owner claims to have sole voting power with respect to 3,475,712 shares of Common Stock and sole dispositive power with respect to 3,544,144 shares of Common Stock.

(2)
As reported in the Schedule 13G/A filed on January 26, 2016 with the SEC, the beneficial owner claims to have sole voting power with respect to 2,951,715 shares of Common Stock and sole dispositive power with respect to 3,110,766 shares of Common Stock.

(3)
As reported in the Schedule 13G/A filed on February 10, 2016 with the SEC, the beneficial owner claims to have sole voting power with respect to 31,910 shares of Common Stock, shared voting power with respect to 2,400 shares of Common Stock, sole dispositive power with respect to 3,011,666 shares of Common Stock and shared dispositive power with respect to 31,610 shares of Common Stock.

(4)
As reported in the Schedule 13G/A filed on February 11, 2016 with the SEC, the beneficial owner claims to have sole voting power with respect to 2,547,783 shares of Common Stock and sole dispositive power with respect to 2,597,747 shares of Common Stock.
56	2016 Proxy Statement | LifePoint Health, Inc.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Security Ownership of Management and Directors

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

William F. Carpenter III	1,708,387	3.8%

David M. Dill	752,223	1.7

Leif M. Murphy	256,029	*

Paul D. Gilbert	119,934	*

John P. Bumpus	299,616	*

Gregory T. Bier	26,351(2)	*

Kermit R. Crawford	— (3)	*

Richard H. Evans	24,730(2)	*

DeWitt Ezell, Jr.	49,097(2)	*

Michael P. Haley	32,567(2)	*

Marguerite W. Kondracke	26,657(2)	*

John E. Maupin, Jr.	31,625(2)	*

Jana R. Schreuder	— (3)	*

Reed V. Tuckson	8,312(2, 4)	*

Directors and executive officers as a group (14 persons)	3,335,528	7.28%

*
Less than one percent.

(1)
The following amounts are included in the number of shares beneficially owned by an individual as reported in the table above:

Name	Shares Underlying Options(a)	Shares Owned Through Retirement Plan(b)

Carpenter	1,315,000	1,629

Dill	555,000	758

Murphy	227,999	—

Gilbert	92,000	288

Bumpus	192,666	851

(a)
In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from March 31, 2016, are deemed outstanding.

(b)
The ownership given for each individual includes shares of Common Stock indirectly owned through the Retirement Plan.
(2)
With the exception of Dr. Tuckson, the ownership for each individual includes 3,416 RSUs granted on June 4, 2013 under the 2013 Plan. These RSUs became vested on December 5, 2013 with a deferred settlement date on June 4, 2016.

The ownership for each individual includes 2,727 RSUs granted on June 4, 2014 under the 2013 Plan. These RSUs became vested on December 5, 2014 with a deferred settlement date on June 4, 2017.

The ownership for each individual includes 2,285 RSUs granted on June 3, 2015 under the 2013 Plan. These RSUs became vested on December 4, 2015 with a deferred settlement date on June 3, 2018.

Further, the ownership for Dr. Maupin and Mr. Evans includes deferred stock units, granted under the Amended and Restated Outside Directors Stock and Incentive Compensation Plan, payable in shares of Common Stock as follows:

Name	Deferred Stock Units

Evans	1,080

Maupin	3,884

LifePoint Health, Inc. | 2016 Proxy Statement	57

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

(3)
The ownership for Mr. Crawford and Ms. Schreuder includes 1,552 RSUs granted on March 10, 2016 under the 2013 Plan. These RSUs will become vested on September 11, 2016 with a deferred settlement date on March 10, 2019.

(4)
The ownership for Dr. Tuckson includes 3,300 RSUs granted on April 16, 2014 under the 2013 Plan. These RSUs became vested on October 17, 2014 with a deferred settlement date on April 16, 2017.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on its website and (2) written representations from the Company's executive officers and directors, the Company believes that all reports were filed in a timely manner during 2015 except that Mr. Coggin had one late filing with respect to the vesting of a restricted stock award and the related withholding of shares to pay taxes incident thereto and Mr. Haley had one late filing with respect to a gift of shares.

All Section 16(a) reports are posted on the "Investor Relations — SEC Filings" section of the Company's website, www.LifePointHealth.net, by the end of the business day after filing and remain accessible for at least 12 months.

58	2016 Proxy Statement | LifePoint Health, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2016 and, as a matter of good corporate governance, the Board is requesting stockholders to ratify this selection. Ernst & Young LLP has audited the Company's financial statements since 1999 and is considered by management to be well qualified. If the selection of Ernst & Young LLP is not ratified by the stockholders, the selection of an independent registered public accounting firm will be determined by the Audit and Compliance Committee after careful consideration of any information submitted by the stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders' questions.

Fees and Services of the Independent Registered Public Accounting Firm

The following is a summary of services rendered by Ernst & Young LLP and the fees paid for such services during the last two fiscal years.

Audit Fees — Primarily for professional services rendered in connection with the audit of the Company's consolidated annual financial statements, audit of internal control over financial reporting (pursuant to §404 of Sarbanes-Oxley) and reviews of the interim condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q for the first three fiscal quarters of the fiscal years ended December 31, 2014 and 2015. The fees also include separate opinion audits of certain subsidiaries, as well as comfort letters and consents related to SEC filings.

Service	2015	2014

Audit Fees	$3,900,841	$2,838,191

Audit-Related Fees	220,000	50,000

Tax Fees	176,652	141,713

All Other Fees	—	—

Total	$4,297,493	$3,029,904

Audit-Related Fees — Primarily for consultation on accounting and reporting standards.

Tax Fees — For assistance with tax compliance regarding tax filings and other tax advice and consulting services.

All Other Fees — No fees were incurred for products and services provided by Ernst & Young LLP outside of those already disclosed.

The Audit and Compliance Committee considered and determined that the provision of non-audit services by Ernst & Young LLP during 2014 and 2015 was compatible with maintaining auditor independence. None of these services is of a type that is prohibited under the independent registered public accounting firm independence standards of the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit and Compliance Committee has implemented procedures to ensure the pre-approval of all audit, audit-related, tax and other services performed by the Company's independent registered public accounting firm. These procedures require that the Audit and Compliance Committee approve all services prior to the commencement of work. Unless the specific service has been pre-approved with respect to that year, the Audit and Compliance Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. For 2015, the Audit and Compliance Committee has delegated to Mr. Bier, the Chair of the Audit and Compliance Committee, pre-approval authority with respect to audit or permitted non-audit services (in an amount not to exceed $50,000 in each instance) to be provided by Ernst & Young LLP, subject to ratification of such pre-approval by the Audit and Compliance Committee at its next scheduled meeting. On a quarterly basis, the Audit and Compliance Committee reviews a summary listing of all service fees, along with a reasonably detailed description of the nature of the engagement of Ernst & Young LLP. The Audit and Compliance Committee pre-approved in accordance with SEC rules all audit, audit-related, tax and other services performed by Ernst & Young LLP during 2015.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3.

LifePoint Health, Inc. | 2016 Proxy Statement	59

AUDIT AND COMPLIANCE COMMITTEE REPORT

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee consists entirely of independent directors in accordance with the NASDAQ and SEC audit committee structure and membership requirements. The Audit and Compliance Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of this charter is available under the "Investor Relations — Corporate Governance" section of the Company's website, www.LifePointHealth.net.

In performing its functions, the Audit and Compliance Committee acts primarily in an oversight capacity. The Audit and Compliance Committee relies on the work and assurances of the Company's management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting, and the work and assurances of the Company's independent registered public accounting firm, which reviews quarterly and audits annually the Company's financial statements. In addition, the Audit and Compliance Committee relies on the Company's independent registered public accounting firm to express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles and to attest management's assessment of the effectiveness of internal controls over financial reporting.

The Audit and Compliance Committee selected Ernst & Young LLP (EY) as the Company's independent registered public accounting firm for 2015. This selection was subsequently approved by the Board of Directors and was ratified by the Company's stockholders at the annual meeting of stockholders held on June 2, 2015.

The Audit and Compliance Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with the Company's management and EY. The Audit and Compliance Committee has also discussed with EY the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, "Communications with Audit Committees," as amended.

The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications with the Audit and Compliance Committee concerning independence, and has discussed with EY their independence.

The Audit and Compliance Committee discussed with the Company's internal audit and compliance officers and EY the overall scope and plans for their respective audits. The Audit and Compliance Committee met with the internal audit and compliance officers and EY with and without members of management present to discuss the results of their examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting and compliance program.

In reliance on these reviews and discussions, and the report of EY, the Audit and Compliance Committee recommended to the Board of Directors, and the Board of Directors determined, that the audited financial statements be included for filing with the SEC in the 2015 Annual Report on Form 10-K.

AUDIT AND COMPLIANCE COMMITTEE

Gregory T. Bier, Chair
Richard H. Evans
DeWitt Ezell, Jr.
Michael P. Haley
Marguerite W. Kondracke
John E. Maupin, Jr.
Reed V. Tuckson

Dated: April 20, 2016

60	2016 Proxy Statement | LifePoint Health, Inc.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the 2017 Proxy Statement

To be considered for inclusion in next year's proxy statement, stockholder proposals, submitted in accordance with SEC Rule 14a-8, must be received at the Company's corporate offices no later than December 27, 2016 for the Company to consider it for inclusion in the proxy statement for the 2017 annual meeting of stockholders. Proposals should be addressed to the Corporate Secretary, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027.

Other Stockholder Proposals for Presentation at the 2017 Annual Meeting

The Company's By-Laws require that any stockholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2017 annual meeting of stockholders, must be received at the Company's corporate offices not less than 90 days prior to the first anniversary of the Annual Meeting. As a result, proposals submitted pursuant to these provisions of the By-Laws, including director nominations, must be received no later than the close of business on March 9, 2017. Proposals should be addressed to the Corporate Secretary, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027 and include the information set forth in the By-Laws, which are available under the "Investor Relations — Corporate Governance" section of the Company's website at www.LifePointHealth.net. SEC rules permit management to vote proxies in its discretion if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder's compliance with this deadline.

Stockholder Communication with the Board of Directors

Stockholders and other interested parties may communicate with any of the independent directors, including Board committee chairs and the Lead Director, by using the following address:

    LifePoint Health, Inc.
    Board of Directors
    c/o Corporate Secretary
    330 Seven Springs Way
    Brentwood, Tennessee 37027

All written communications received in such manner will be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication will be forwarded to all members of the Board of Directors.

Voting Securities

You are entitled to vote if you were a stockholder of record as of the close of business on April 15, 2016. On such date, there were 43,409,870 shares of Common Stock outstanding.

Vote Required for Election, Approval and Ratification

Election of Directors (Proposal 1):

If a quorum is present, directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. The Company's Amended and Restated Certificate of Incorporation does not provide for cumulative voting and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record with respect to each nominee. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors. Should any nominee become unavailable for election, an event not now anticipated, shares covered by a proxy will be voted for a substitute nominee recommended by the Corporate Governance and Nominating Committee and selected by the current Board of Directors. The Company's Corporate Governance Standards provide that, at any

LifePoint Health, Inc. | 2016 Proxy Statement	61

ADDITIONAL INFORMATION

stockholder meeting at which directors are subject to an uncontested election, any director who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall submit to the Board a letter of resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to such offer of resignation.

Say on Pay (Proposal 2):

With respect to Proposal 2, if a quorum is present, approval of the resolution to approve, on an advisory basis, the compensation of the NEOs requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal 3):

Stockholder ratification of the Audit and Compliance Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm is not required by the By-Laws or otherwise; however, the Board of Directors has elected to submit the selection of Ernst & Young LLP to the Company's stockholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote.

Abstentions and Broker Non-Votes:

If your shares are represented at the Annual Meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present. If you withhold your vote on Proposal 1, your withholding will have no effect on the outcome. Abstentions with respect to Proposals 2 and 3 will have the same effect as a vote against such proposals.

If your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 3, even if it does not receive voting instructions from you. Proposals 1 and 2 are "non-discretionary," meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on these proposals. When a broker votes a client's shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as "broker non-votes." Those shares that are the subject of "broker non-votes" will be included in determining the presence of a quorum at the Annual Meeting but are not considered "present" for purposes of voting on the non-discretionary items and will therefore have no impact on the vote.

Manner for Voting Proxies

Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly completed and delivered proxies received by phone, by Internet or by mail before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxies.

We are not aware of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement. If any other business is properly brought before the meeting, your proxy gives authority to Paul D. Gilbert, the Company's Executive Vice President and Chief Legal Officer and Christy S. Green, the Company's Vice President, Associate General Counsel and Corporate Secretary, or either of them, with full power of substitution, to vote on such matters at their discretion.

Solicitation of Proxies

The Company will pay all expenses of the Annual Meeting that it incurs, including any cost for mailing the Notices of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The

62	2016 Proxy Statement | LifePoint Health, Inc.

ADDITIONAL INFORMATION

directors, officers and employees of the Company may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other electronic means. They will not be paid additional remuneration for their efforts.

The Company also has retained Georgeson Inc. ("Georgeson") to assist in the solicitation of proxies. The Company expects to pay Georgeson a fee of $15,000 for its services and will reimburse Georgeson for reasonable out-of-pocket expenses. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the Notice of Internet Availability and, if specifically requested, printed proxy materials to their principals and will pay Georgeson a service fee for coordinating with such parties on the Company's behalf.

Requesting Copies of the 2015 Annual Report on Form 10-K

A copy of Proxy Statement is available on the Internet as indicated on the Notice of Internet Availability. Additionally, upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the 2015 Annual Report on Form 10-K filed with the SEC. Such requests should be directed to Investor Relations, LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027, (615) 920-7000. The 2015 Annual Report on Form 10-K is also available on the "Investor Relations — SEC Filings" section of the Company's website at www.LifePointHealth.net.

Delivery of Documents to Stockholders Sharing an Address

Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or Notice of Internet Availability to that address. Householding is designed to reduce a company's printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company's proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

If you receive more than one Notice of Internet Availability, this means that you have multiple accounts holding the Common Stock with brokers and/or the Company's transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.

Electronic Access to Proxy Statement and Annual Report to Stockholders

The Company has elected to provide its Proxy Statement and Annual Report to Stockholders over the Internet through a "notice and access" model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report to Stockholders on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of its annual meetings on the environment.

LifePoint Health, Inc. | 2016 Proxy Statement	63

APPENDIX A — NON-GAAP FINANCIAL MEASURES

Appendix A — Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Diluted EPS

Adjusted EBITDA is defined by the Company as earnings before depreciation and amortization; interest expense, net; impairment charges; other non-operating (gains) losses; provision for income taxes; income from discontinued operations, net of income taxes; and net income attributable to noncontrolling interests and redeemable noncontrolling interests. LifePoint's management and Board of Directors use Adjusted EBITDA to evaluate the Company's operating performance and as a measure of performance for incentive compensation purposes. LifePoint's credit facilities use Adjusted EBITDA, subject to further permitted adjustments, for certain financial covenants. The Company believes Adjusted EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. In addition, multiples of current or projected Adjusted EBITDA are used to estimate current or prospective enterprise value. Adjusted EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Adjusted Diluted EPS is defined by the Company as Diluted EPS before impairment charges and other non-operating (gains) losses. LifePoint's management believes that adjusting for these non-cash and non-recurring items provides a more comparable and more meaningful measure of performance. Adjusted Diluted EPS should not be considered in isolation or as an alternative to Diluted EPS. Because Adjusted Diluted EPS is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted Diluted EPS as presented may not be comparable to other similarly titled measures of other companies.

The reconciliation of net income attributable to LifePoint Health, Inc., the most comparable GAAP term to Adjusted EBITDA, is set forth in the table below for the years ended December 31, 2015, 2014 and 2013.

	Year Ended December 31,
	2015	2014	2013
Adjusted EBITDA	$705.7	$634.2	$537.0
Less:
Depreciation and amortization	279.0	250.5	228.2
Interest expense, net	114.4	123.0	97.0
Impairment charges	13.8	57.7	—
Other non-operating (gains) losses	(4.0)	—	0.3
Provision for income taxes	109.5	68.1	79.3
Income from discontinued operations, net of income taxes	—	—	(0.4)
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	11.1	8.8	4.4

Net income attributable to LifePoint Health, Inc.	$181.9	$126.1	$128.2

The reconciliation of Diluted EPS, the most comparable GAAP term to Adjusted Diluted EPS, is set forth in the table below for the years ended December 31, 2015, 2014 and 2013.

	Year Ended December 31,
	2015	2014	2013
Adjusted Diluted EPS	$4.09	$3.45	$2.68
Less:
Impairment charges	0.19	0.76	—
Other non-operating (gains) losses	(0.05)	—	—

Diluted EPS	$3.95	$2.69	$2.68

LifePoint Health, Inc. | 2016 Proxy Statement	A- 1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LIFEPOINT HEALTH, INC. 330 SEVEN SPRINGS WAY BRENTWOOD, TN 37027 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by LifePoint Health, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy/voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E09260-P77146 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LIFEPOINT HEALTH, INC. The Board of Directors recommends you vote FOR the following: For Withhold AllAll For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) Kermit R. Crawford Jana R. Schreuder Reed V. Tuckson The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! ! ! ! ! 2. Advisory vote to approve the compensation of the Company's named executive officers as presented in the proxy statement. 3. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016. NOTE: In their discretion, the proxies named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. If you are a participant in the LifePoint Health, Inc. Retirement Plan, the trustee named on the reverse side of this proxy/voting instruction card may vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. Please sign exactly as your name appears on this proxy/voting instruction card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT! If you do not plan to vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. E09261-P77146 This Proxy/Voting Instruction is solicited on behalf of the Company's Board of Directors LIFEPOINT HEALTH, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2016 The undersigned hereby authorizes and appoints Paul D. Gilbert and Christy S. Green, or either of them, with power of substitution, as proxies to vote all shares of Common Stock of LifePoint Health, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, at 9:00 a.m. Central Daylight Time on June 7, 2016, and any adjournment thereof, as indicated on the reverse side of this proxy/voting instruction card. The undersigned, if a participant in the LifePoint Health, Inc. Retirement Plan, hereby instructs ArgentTrust, the trustee (the "Trustee") of the Trust Fund under the LifePoint Health, Inc. Retirement Plan, to vote all of the shares of Common Stock of the Company allocated to the undersigned's Plan account as specified on the reverse side of the proxy/voting instruction card at the Annual Meeting of Stockholders to be held on June 7, 2016. This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting. If no direction is made, this proxy will be voted FOR the election of directors, FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers, and FOR ratification of the selection of the independent registered public accounting firm. THIS PROXY/VOTING INSTRUCTION MUST BE DATED AND SIGNED ON THE REVERSE SIDE